As filed with the Securities and Exchange Commission on May 19, 2008
Registration No. 333-148507
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1 to

Form S-1

Registration Statement Under The Securities Act of 1933

BANCROFT URANIUM INC
(Exact name of registrant as specified in its charter)

Nevada	1000	94-3409449
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(IRS Employer Identification Number)

8655 East Via De Ventura, Suite G200
Scottsdale, AZ, 85258, (480) 346-1460
(Address and telephone number of principal executive offices)

P. Leslie Hammond
8655 East Via De Ventura, Suite G200
Scottsdale, AZ, 85258,
(480) 346-1460
 (480) 346-1461 Fascimile
(Name, address and telephone number of agent for service)

Copies to:
Jonathan Dariyanani, Esq.
Zoma Law Group, LLC
4720 Center Blvd, Suite 317
New York, New York 11109
(415) 699-7121
(415) 358-5548 Facsimile

Approximate Date of Proposed Sale to the Public: As soon as practicable after this Registration Statement becomes effective.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐.

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐.

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:☒.

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box ☐.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Amount to be Registered(1)	Proposed Maximum Offering Price Per Security(2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (4)

Common Stock, $0.001 par value, issuable upon conversion of Convertible Debt (3)(5)(6)	7,242,180	$0.85	$6,155,853	$241.93
Total	7,242,180	$0.85	$6,155,853	$241.93

(1)	Relates to the resale of these shares of common stock by the selling security holders.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to Rule 457(c) under the Securities Act, the proposed maximum offering price of each share of the Registrant’s common stock is estimated to be the average of the high and low sales price of a share as of a date five business days before the filing of this registration statement. Accordingly, the Registrant has used $0.85 as such price per share, which is the average of the high and low prices reported by the OTC Bulletin Board on May 12, 2008.

(3)
The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of Convertible Debt and exercise of the warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933. However, the selling stockholders that participated in the financing have contractually agreed to restrict their ability to convert their Convertible Debt or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the selling stockholders exceeds the number of shares of common stock that the selling stockholders could own beneficially at any given time through their ownership of the secured Convertible Debt and the warrants. In that regard, the beneficial ownership of the common stock by the selling stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(4)	The Company previously paid $444.70 in filing fees in connection with this registration statement.

(5)
173,812 of these shares are owned by Pierce Diversified Strategy Master Fund LLC, ena, 706837 of these shares are owned by Enable Opportunity Partners, L.P. and6,361,531 of these shares are owned by Enable Growth Partners, L.P.

(6)
Mitch Levine has sole voting and dispositive power on behalf of Enable Opportunity Partners, L.P.  Mitch Levine has sole voting and dispositive power on behalf of Enable Growth Partners, L.P.Mitch Levine has sole voting and dispositive power on behalf of the shares held by all the selling shareholders.

Until (insert date), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

We hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until we have filed a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where the offer is not permitted.

SUBJECT TO COMPLETION, DATED __________

Preliminary Prospectus
7,242,180 Shares
BANCROFT URANIUM INC.
Common Stock

This prospectus relates to the sale of shares of common stock of Bancroft Uranium Inc., a Nevada corporation (“Bancroft”)  by Pierce Diversified Strategy Master Fund LLC, ena, Enable Opportunity Partners, L.P. and Enable Growth Partners L.P., referred to collectively as the selling security holders throughout this document. The selling security holders are offering to sell up to 7,242,180 shares of our common stock. We will not receive any proceeds from the resale of shares of common stock by the selling security holders, which includes up to 7,242,180 shares issuable upon the conversion of 8% Original Issue Discount Secured Convertible Debentures.

All of the shares of common stock being offered by this prospectus are being offered by the selling security holders named in this prospectus. This offering is not being underwritten. We will not receive any of the proceeds from the sale of the shares of our common stock in this offering. The selling security holders identified in this prospectus, or its pledgees, donees, transferees or other successors-in-interest, may offer the common stock or interests therein from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices, or at privately negotiated prices. We will pay all expenses of registering this offering of shares of common stock which we estimate at $153,444.

The common stock is traded in the over-the-counter market and prices are quoted on the over-the-counter Bulletin Board under the symbol “BCFT.” On May 12, 2008 the price per share of our common stock was $0.85.

INVESTING IN OUR COMMON STOCK INVOLVES RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 2.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATIONS MADE TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is ___________    , 2008.

Table of Contents

SUMMARY	1
Overview	1
The Offering	2
RISK FACTORS	2
Risks Related to Our Business	2
Risks Related to Our Securities	6
SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS	7
USE OF PROCEEDS	7
DILUTION	7
SELLING SECURITY HOLDERS	8
Merger –
Debt Financing	8
PLAN OF DISTRIBUTION	14
LEGAL PROCEEDINGS	16
DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	16
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	17
DESCRIPTION OF SECURITIES	18
General	18
Common Stock	18
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	18
DESCRIPTION OF BUSINESS	19
Overview	19
History and Background	19
Our Current Business	20
Marketing and Distribution	24
Manufacturing	24
Competition	24
Principal Suppliers	25
Major Customers	25
Intellectual Property	25
Mineral Exploration Rights	25
Government approval and regulation of our principal products or services	25
Costs and effects of compliance with environmental laws	26
Employees	26
MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION	27
Overview	27
Recent Developments	28
Critical accounting policies and estimates	30
Recent Accounting Pronouncements	30
Results of Operations	30
Going Concern, Liquidity and Capital Resources	31
Off-balance sheet arrangements	31
Inflation	31
DESCRIPTION OF PROPERTY	32
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	32
Transactions of Bancroft Subsequent to Merger	33
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	34
EXECUTIVE COMPENSATION	35
EXPERTS	36
LEGAL MATTERS	36
WHERE YOU CAN FIND MORE INFORMATION	37
FINANCIAL STATEMENTS	F-1
PART II - INFORMATION NOT REQUIRED IN THE PROSPECTUS	38
EXHIBIT INDEX	45

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

SUMMARY

This summary highlights information contained elsewhere in the prospectus. You should read the entire prospectus carefully, especially the risks of investing in the securities discussed under “Risk Factors” and the financial statements and related notes included elsewhere in this prospectus before deciding to invest in our common stock.

Overview

The Company was originally incorporated on October 12, 2001 as Conscious Intention, Inc. The Company’s original purpose was developing internet based software products for the executive coaching market.  The Company was never successful in completing a product or attracting customers and abandoned this business in early 2005. In November of 2005, Mr. Andrew Hamilton replaced CEO Sylva Leduc and began to implement a plan to have the Company function in the area of management consulting. The Company intended to provide management consulting services to corporations through the efforts of Mr. Hamilton and other consultants he intended to hire through recruiting or acquisition. In June, 2007, the Company abandoned his efforts to provide management consulting services and the Company began to seek a business combination.  On September, 14, 2007, the Company entered into an agreement to acquire a private Canadian corporation which had mining leases for the purposes of engaging in the mineral exploration business.  In September, 2007, the Company changed its name to Bancroft Uranium Inc. to reflect its new business purpose.  On October 3, 2007, the Company completed its acquisition of the Canadian corporation and began its mineral exploration efforts.  The sole business of the company is mineral exploration.  The Company’s current business consists of mineral rights leases which it owns on three properties in Canada.  The Company intends to develop these properties so that uranium can be extracted from the properties.

The Offering

The selling security holders may offer and sell up to 7,242,180 shares of our common stock, which is approximately 33% of our currently outstanding common stock held by non-affiliated shareholders. See “Selling security holders.”

The offering is made by the selling security holders for their benefit. We will not receive any of the proceeds from its sale of common stock.

RISK FACTORS

You should carefully consider the factors described below and other information contained in this prospectus. If any of the following risks actually occurs, our business, financial condition or results of operations could be materially and adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. Please refer to “Special Note Regarding Forward-Looking Statements” included elsewhere in this prospectus.

Risks Related to Our Business

All of Our Assets Are Pledged to the Selling Shareholders.  Failure to Repay the Selling Shareholders Will Result in the Loss of All of Our Assets

All of our mineral assets, which constitute all of the non-cash assets of the Company and our entire business, are pledged to the selling security holders under agreements which require repayment of $3,750,000 in principal plus interest plus additional fees, penalties, costs and expenses.  If we fail to abide by the agreements with our selling shareholders, the selling shareholders can take possession of our assets, leaving us with no assets and no business.   We do not presently have the cash or cash flow to repay the selling shareholders their principal and interest without  obtaining additional financing..  There can be no assurance of our ability to obtain such financing.  You are therefore taking a risk that we will default on our obligations to the selling shareholders, leaving the Company with no assets and no value.

We Have No Operating History.  Accordingly, You Have No Basis Upon Which To Evaluate Our Ability To Achieve Our Business Objectives.

We are a development stage company and have never had revenue from operations.  As a company without an operating history and limited property interests or related assets, it is difficult for potential investors to evaluate our business.  Our proposed operations are therefore subject to all of the risks inherent in the establishment of a new business enterprise and must be considered in light of the expenses, difficulties, complications and delays frequently encountered in connection with the formation of any new business, as well as those risks that are specific to the uranium mining industry.  Investors should evaluate us in light of the delays, expenses, problems and uncertainties frequently encountered by companies developing markets for new products, services and technologies.  We may never overcome these obstacles.

We Have Not Yet Established Any Reserves And There Is No Assurance That We Ever Will.

There are numerous uncertainties inherent in estimating quantities of uranium resources, including many factors beyond our control, and no assurance can be given that the recovery of uranium will be realized.  In general, estimates of recoverable uranium resources are based upon a number of factors and assumptions made as of the date on which the resource estimates were determined, such as geological and engineering estimates which have inherent uncertainties and the assumed effects of regulation by governmental agencies and estimates of future commodity prices and operating costs, all of which may vary considerably from actual results.  All such estimates are, to some degree, uncertain and classifications of resources are only attempts to define the degree of uncertainty involved.  For these reasons, estimates of the recoverable uranium, the classification of such resources based on risk of recovery, prepared by different engineers or by the same engineers at different times, may vary substantially.

Our Lack Of Diversification Will Increase The Risk Of An Investment In Us, As Our Financial Condition And Results Of Operations May Deteriorate If We Fail To Diversify.

Only our Monmouth property is in an active state of exploration.  Efforts at Elliot Lake and Longlac have not progressed beyond initial prospecting and surveying.  The majority of our efforts and spending are on the Monmouth property.  Larger companies have the ability to manage their risks over many properties.  However, we will lack diversification, in terms of both the nature and geographic scope of our business.  As a result, we will likely be impacted more acutely by factors affecting our industry or the regions in which we operate than we would if our business were more diversified, enhancing our risk profile. If we cannot diversify our operations, our financial condition and results of operations could deteriorate.

Relationships Upon Which We May Rely Are Subject To Change, Which May Diminish Our Ability To Conduct Our Operations.

To develop our business, it will be necessary for us to establish business relationships which may take the form of joint ventures with private parties and contractual arrangements with other companies, including those that supply equipment and other resources that we expect to use in our business.  We may not be able to establish these strategic relationships, or if established, we may not be able to maintain them.  In addition, the dynamics of our relationships may require us to incur expenses or undertake activities we would not otherwise be inclined to in order to fulfill our obligations to these partners or maintain our relationships. If these relationships are not established or maintained, our business prospects may be limited, which could diminish our ability to conduct our operations.

We May Not Be Able To Effectively Establish Operations Or Manage Our Growth, Which May Harm Our Profitability.

Our strategy envisions establishing and expanding our business.  If we are successful at establishing operations at Monmouth and elsewhere, we may be unable to manage our growth.  Growth may place a strain on our management systems and resources.  We must continue to refine and expand our business development capabilities, our systems and processes and our access to financing sources.  As we grow, we must continue to hire, train, supervise and manage new personnel. We cannot assure you that we will be able to:

  § meet our capital needs;

  § expand our systems effectively or efficiently or in a timely manner;

  § allocate our human resources optimally;

  § identify and hire qualified employees or retain valued employees; or

  § incorporate effectively the components of any business that we may acquire in our effort to achieve growth.

If we are unable to manage our growth, our operations and our financial results could be adversely affected by inefficiency, which could diminish our profitability.

Competition In Obtaining Rights To Acquire And Develop Uranium Reserves And To Market Our Production May Impair Our Business.

The uranium industry is highly competitive. Other companies may seek to acquire property leases and other properties and services we will need to operate our business in the areas in which we expect to operate. This competition has become increasingly intense as the price of uranium on the commodities markets has risen sharply in recent years.

Additionally, other companies engaged in our line of business may compete with us from time to time in obtaining capital from investors.  Competitors include larger companies, which, in particular, may have access to greater resources, may be more successful in the recruitment and retention of qualified employees and may conduct their own refining capacity which may give them a competitive advantage.  If we are unable to compete effectively or adequately respond to competitive pressures, this inability may materially adversely affect our business.

The uranium industry competes with other industries in supplying energy, fuel, and related products to consumers.  If another industry were to be able to produce fuel and electricity more cheaply than the uranium alternative, fewer nuclear power plants may be built restricting the growth in demand for our product.  Development of new projects or expansion of existing operations could materially increase the supply of recoverable uranium.  Depending upon the levels of future demand, increased supplies could negatively impact the prices obtained for uranium.

Our Business May Suffer If We Do Not Attract And Retain Talented Personnel.

Our success will depend in large measure on the abilities, expertise, judgment, discretion integrity and good faith of our management and other personnel in conducting our intended business.  We presently have a small management team which we intend to expand in conjunction with our planned operations and growth.  The loss of a key individual or our inability to attract suitably qualified staff could materially adversely impact our business.  We do not have written agreements in place with any employees, but we anticipate having such agreements in place soon.  There can be no assurance that such agreements will be adequate to retain our employees.

Our success depends on the ability of our management to interpret market and geological data correctly and to interpret and respond to economic, market and other conditions in order to locate and adopt appropriate investment opportunities, monitor such investments, and ultimately, if required, to successfully divest such investments.  Our future success also depends on our ability to identify, attract, hire, train, retain and motivate other highly skilled technical, managerial, and marketing personnel.  Competition for such personnel is intense, and there can be no assurance that we will be able to successfully attract, integrate or retain sufficiently qualified personnel.

Our Management Team Does Not Have Extensive Experience In Public Company Matters, Which Could Impair Our Ability To Comply With Legal And Regulatory Requirements.

Our management team has had limited U.S. public company management experience or responsibilities, which could impair our ability to comply with legal and regulatory requirements such as the Sarbanes-Oxley Act of 2002 and applicable federal securities laws, including filing required reports and other information required on a timely basis.  There can be no assurance that our management will be able to implement and affect programs and policies in an effective and timely manner that adequately respond to increased legal, regulatory compliance and reporting requirements imposed by such laws and regulations.  Our failure to comply with such laws and regulations could lead to the imposition of fines and penalties and result in the deterioration of our business.
Losses And Liabilities Arising From Uninsured Or Under-Insured Hazards Could Have A Material Adverse Effect On Our Business.

Our proposed unconventional uranium operations will be subject to the customary hazards of recovering, transporting and processing hydrocarbons, such as fires, explosions, gaseous leaks, and migration of harmful substances.  A casualty occurrence might result in the loss of equipment or life, as well as injury, property damage or other liability.  We have not made a determination as to the amount and type of insurance that we will carry. It cannot be assured that our insurance will be sufficient to cover any such casualty occurrences or disruptions.  Our operations could be interrupted by natural disasters or other events beyond our control. Losses and liabilities arising from uninsured or under-insured events could have a material adverse effect on our business, financial condition and results of operations.

Because Our Officers Have Other Business Interests, They May Not Be Able To Devote A Sufficient Amount Of Time To Our Business Operation, Causing Our Business To Fail.

Our officers and directors presently possess adequate time to attend to our interests.  In the future, our management will use their best efforts to devote sufficient time to the management of our business and affairs and, provided additional staff may be retained on acceptable terms, to engage additional officers and other staff should additional personnel be required.  However, it is possible that our demands on management's time could increase to such an extent that they come to exceed their available time, or that additional qualified personnel cannot be located and retained on commercially reasonable terms.  This could negatively impact our business development.

Our Business Is Dependent on Our Mineral Lease Agreements.  If We Violate the Agreements or They Are Otherwise Unenforceable, We Will Have No Assets and No Business

All of our rights to explore and develop our properties come from agreements we have in place regarding those properties.  Any deficiency in those agreements or failure of ours to abide by those agreements or any defect in the claims or rights to those agreements, could prevent us from exploiting the properties.  We are highly dependent on these agreements for our business success.  Without them, we will have no ability to extract uranium and no ability to conduct our business.

Risks Related to Our Securities

The application of the "penny stock" rules could adversely affect the market price of our common stock and increase your transaction costs to sell those shares.

As long as the trading price of our common shares is below $5 per share, the open-market trading of our common shares will be subject to the "penny stock" rules. The "penny stock" rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser's written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. These additional burdens imposed on broker-dealers may restrict the ability or decrease the willingness of broker-dealers to sell our common shares, and may result in decreased liquidity for our common shares and increased transaction costs for sales and purchases of our common shares as compared to other securities.

Our common shares are thinly traded and you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

We cannot predict the extent to which an active public market for our common stock will develop or be sustained.

Our common shares will likely be sporadically or "thinly-traded" on the “Over-the-Counter Bulletin Board”, meaning that the number of persons interested in purchasing our common shares at or near bid prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price.

The market price for our common stock is particularly volatile given our status as a relatively small company with a small and thinly traded “float” and lack of current revenues that could lead to wide fluctuations in our share price. The price at which you purchase our common stock may not be indicative of the price that will prevail in the trading market. You may be unable to sell your common stock at or above your purchase price if at all, which may result in substantial losses to you.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. We are aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

Our corporate actions are substantially controlled by our principal shareholders and affiliated entities.

Our principal shareholders and their affiliated or related persons presently own approximately 51.9% on a non-fully diluted basis of our outstanding common shares, representing approximately 52% of our voting power. These shareholders, acting individually or as a group, could exert substantial influence over matters such as electing directors and approving mergers or other business combination transactions. In addition, because of the percentage of ownership and voting concentration in these principal shareholders and their affiliated entities, elections of our board of directors will generally be within the control of these shareholders and their affiliated entities. While all of our shareholders are entitled to vote on matters submitted to our shareholders for approval, the concentration of shares and voting control presently lies with these principal shareholders and their affiliated entities. As such, it would be difficult for shareholders to propose and have approved proposals not supported by management.

The limitation of monetary liability against our directors, officers and employees under our articles of incorporation and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by our company and may discourage lawsuits against our directors, officers and employees.

Our articles of incorporation limit the liability of our directors for monetary damages for breach of fiduciary duties to the maximum extent permitted by Nevada law. We will also be giving indemnification to our directors and officers to the maximum extent provided by Nevada law. We may also have contractual indemnification obligations under future agreements with our officers. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup. These provisions and resultant costs may also discourage our company from bringing a lawsuit against directors and officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors and officers even though such actions, if successful, might otherwise benefit our company and shareholders.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

All statements other than statements of historical fact included in this prospectus including, without limitation, statements under, “Management’s Discussion and Analysis or Plan of Operation” regarding our financial position, business and the plans and objectives of management for future operations, are forward-looking statements. When used in this prospectus, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as such words or expressions relate to us or we, identify forward-looking statements. Such forward - looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to us. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors including but not limited to, the failure to obtain sufficient additional capital, fluctuations in projected operating results, market acceptance, technological changes or difficulties, management of future growth, dependence on proprietary technology, competitive factors, the ability to recruit and retain personnel, the dependence on key personnel and such other factors as described in our reports filed from time to time with the SEC. Such statements reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this paragraph.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling security holders. We will not receive any of the proceeds from the sale of shares of common stock in this offering.

DILUTION

The company is not selling any of the shares of common stock in this offering. All the shares sold in this offering will be sold by the selling security holders at the time of the sale, so that no dilution will result from the sale of its shares.

SELLING SECURITY HOLDERS

Debt Financing

On December 5, 2007, we sold 8% Original Issue Discount Secured Convertible Debentures (“Convertible Debt”) under the terms of Securities Purchase Agreements and related documents (the “Financing Agreements”) in the principal amount of $3,750,000 million to Pierce Diversified Strategy Master Fund LLC, ena, Enable Opportunity Partners, L.P. and Enable Growth Partners L.P (referred to herein as the “Investor” or “selling share holders”) in exchange for $3.0 million in cash. The proceeds from the Convertible Debt were used for working capital mandatory debt repayment, and general corporate purposes. Contemporaneously, we entered into a Registration Rights Agreement with the Investor. This Registration Statement is filed to satisfy certain of our obligations under the Registration Rights Agreement as to the registration of shares of common stock issuable upon conversion of the Convertible Debt.

The Convertible Debt accrues interest at an annual rate of 8%.  Interest payments are due monthly and can be made in cash or, under certain terms and conditions that we may or may not be able to meet, can be made in payment of our common stock.  The Convertible Debt may be converted into our common shares at any time at the option of the holders.  From December 1, 2008 onward we must begin to repay the full principal amount of the debt then outstanding in 12 equal monthly installments, in addition to the monthly payments of outstanding interest.  These principal payments may also be made in stock provided that we can meet the various terms and conditions necessary to exercise this right.  We do have the option to prepay the Convertible Debt prior to the Maturity Date with a penalty. Upon prepayment, we must redeem 100% of the Convertible Debt including interest, unless earlier converted, for an amount equal to 125% of the outstanding principal plus accrued interest and other charges or a greater amount determined by an adjustment to the conversion price as specified in the Financing Agreements.

The Convertible Debt is convertible into 15,000,000 shares of our common stock. The conversion price of the debt is subject to full anti-dilution protection on all subsequent financings by us. The Investor has the right at any time and from time to time prior to the Maturity Date, to convert, in whole or in part, outstanding Convertible Debt and any accrued interest into our common stock at the Investor’s discretion.

The Investor also received warrants aggregating 100% of the shares issuable on conversion to purchase 15,000,000 shares of common stock at an exercise price of $0.30 per share. The warrants have a five (5) year term expiring on December 5, 2012. The warrants are exercisable for our common stock at any time prior to expiration and permit cashless exercise.

We signed a Registration Rights Agreement with the Investor on December 5, 2007 whereby we are obligated to register the resale of its shares of common stock issuable upon conversion of the Convertible Debt and upon the exercise of the warrants and have the registration statement declared effective by the Securities and Exchange Commission. If the registration statement is not filed by January 7, 2008 or declared effective by August 1, 2008, or if the registration is suspended, we will be obligated to pay liquidated damages to the investor equal to 2% of the purchase price of any such shares per month or partial month of such non-registration.  On December 5, 2007, certain of our shareholders entered into Lock-Up agreements with the Company as a condition of the Financing Agreements.  These lock up agreements provide for a 12 month restriction on sales by the shareholders of our securities and apply to 38,316,220 of our common shares.

The following table sets forth the name of the selling security holders, the number of shares of common stock beneficially owned by such persons, the number of shares of common stock that may be sold in this offering and the number of shares of common stock such persons will own after the offering, assuming the sale of all of the shares being offered. Unless otherwise indicated, the following persons have sole voting and investment power with respect to the shares of common stock set forth opposite their name. We will not receive any proceeds from the resale of the common stock by the selling security holders.

Selling Security Holders (1)(2)(3)	Number of shares beneficially Owned before the offering	%	Number of Shares Being Offered	Number of shares beneficially owned after the offering	%
Pierce Diversified Strategy Master Fund LLC, ena	720,000	>1%	173,812	546,188	>1%
Enable Opportunity Partners, L.P.	2,928,000	3.84%	706,837	2,221,163	2.9%
Enable Growth Partners, L.P.	26,352,000	34.59%	6,361,531	19,990,469	26.2%

(1)
Includes full conversion of the 15,000,000 shares issuable upon conversion of the Convertible Debt and exercise of the warrants to purchase 15,000,000 common shares.  The address of each selling shareholder is One Ferry Building, Suite 255, San Francisco, CA 94111.

(2)
The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of Convertible Debt and exercise of the warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933. However, the selling stockholders that participated in the financing have contractually agreed to restrict their ability to convert their Convertible Debt or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the selling stockholders exceeds the number of shares of common stock that the selling stockholders could own beneficially at any given time through their ownership of the secured Convertible Debt and the warrants. In that regard, the beneficial ownership of the common stock by the selling stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(3)
Mitch Levine has sole voting and dispositive power on behalf of Enable Opportunity Partners, L.P.  Mitch Levine has sole voting and dispositive power on behalf of Enable Growth Partners, L.P.Mitch Levine has sole voting and dispositive power on behalf of the shares held by all the selling shareholders.

The market price per share for our common stock on the date of sale of the Convertible Debt was $1.01 as quoted on the OTC BB.  There are 7,242,180 shares being registered for resale.  Therefore, the total dollar value of the securities as of the date of sale of the Convertible Debt was $7,314,601.80.

Table of Payments

The following table sets forth tabular disclosure of all payments and potential payments, including liquidated damages, which we have made or may be required to make under the terms of the convertible debt.

Type of Payment	Certain Payments	Possible Payments	Total
Interest Payments (1)	$462,500	$6,938	$469,438
Liquidated Damages-Conversion(2)		$130,359	$130,359
Liquidated Damages-Registration(3)		$28,969	$28,969
Legal Fees(4)	$80,000	$100,000	$180,000
Recordation Penalty(5)		$250,000	$250,000
Cash Finder’s Fee(6)	$300,000		$300,000
Warrant Finder’s Fee(7)	$1,065,000		$1,065,000
Mandatory Default Event/ Optional Redemption Amount (8)		$11,400,000	$11,400,000
Total	$1,907,500	$11,916,266	$13,823,766

THIS TABLE DOES NOT INCLUDE REPAYMENT OF PRINCIPAL

Footnotes to Table 2
(1)
Interest payments are calculated at 8% annual interest payable monthly on the debenture face value amount of $3,750,000, which equals an effective annual interest rate of 10%.  We have included interest for the full two years of the debenture term, assuming that principal payments, either in cash or stock, are paid in accordance with the debenture terms.  The possible payments consist of the late fee interest rate of 18% applied to all late interest payments.  We assumed each payment would be 30 days late, which equates to $375 or less per month in late fees, depending on the outstanding principal.

(2)
Liquidated damages for this section assume that 7,242,180 shares covered by the registration statement are delivered 10 trading days late.  The total amount paid for these shares was $1,448,436.  The debenture terms provide for damages of 1% of the amount paid for the shares per trading day for failure to deliver conversion shares after the third trading day and 2% per day after the eighth trading day.

(3)
The registration rights agreement provides for liquidated damages of 2% of the purchase price for any registrable shares not properly registered according to the agreement.  There are various ways to violate this provision, including failure to respond to SEC comments within 10 days and failure to maintain an effective registration statement.  For this table, we assumed failure to respond to comments within 10 days for the shares registered in this statement, but that such comments were transmitted within 30 days.

(4)
Certain legal fees are an estimate of the $40,000 in estimated legal fees for this registration statement, the $10,000 of legal fees paid on behalf of the purchasers and the $30,000 in legal fees estimated for recording of the security interest.  Possible additional payments are estimated for additional registration statements that the purchasers may require us to file.  We assumed two additional registration statements at $40,000 each and $20,000 in legal fees to maintain effectiveness of registration statements.

(5)
The Purchase Agreement allows the purchasers to retain $250,000 of the debenture proceeds pending recordation of their security interest in the Canadian mining properties.  We believe that this interest has been recorded and that the $250,000 will be delivered, but we have not yet received final verification.

(6)	Finder’s fee of 10% of cash proceeds from the financing, equaling $300,000 has been paid to Empire Financial Group pursuant to the Finder’s Agreement.
(7)
We are obligated to issue warrants to purchase 1,500,000 shares of our common stock at a purchase price of $0.30 per share with a term of five years and the same exercise conditions as the warrants issued in the financing.  Our shares were listed at $1.01 on the OTC BB on the date of the financing.  We have valued these warrants based on their net exercise value of $0.71 ($1.01-$0.30) for purposes of this table.

(8)
We may prepay the financing at any time, called an optional redemption, or the principal and interest may be immediately due in a default, called a mandatory default.  In either case, we would owe the greater of either 130% of the face value of the debenture plus interest plus the redemption amount of $3,7500,000 *30%=$1,125,000 or an amount calculated by the number of shares issuable at $0.25 on conversion of the same $3,750,000 multiplied times our stock price.  In order to calculate this amount, we assumed the stock price on the day of our financing of $1.01, so this amount would be equal to 15,000,000*1.01 or $15,150,000.  Since this table does not include principal, we would subtract $3,750,000 and be left with a redemption amount of $11,400,000.

Net proceeds to the issuer following the sale of the Convertible Debt are $2,620,000, which is the financing amount of $3,000,000, less the $300,000 finder’s fee and the $80,000 in estimated legal fees.  Assuming there is no default or optional redemption during the first year, total payments to the selling shareholders would consist of interest payments of $300,000.  This would leave net proceeds of $2,320,000 after the first year’s interest payments.  An additional $516,266 in possible liquidated damages, additional interest and legal fees could be due during the first year, based on the assumptions in the table above.  This would leave $1,803,734 in net proceeds.

Implied Conversion Price

Although the Secured Convertible Debentures have a fixed conversion price of $0.25 per share, because the debentures were sold at a 20% discount to face value, the implied conversion price is actually $0.20 per share.  This means that if the Secured Convertible Debentures were converted in full, the Company would be required to issue 15,000,000 shares for a debenture for which the selling security holders paid $3,000,000.

Possible Profit Convertible Debt/Warrants

The following table provides tabular disclosure regarding the possible profit the selling shareholders could realize as a result of conversion of the Convertible Debt.

Description	Convertible Debentures
Total Amount Paid	$3,000,000
Face Value	$3,750,000
Conversion Price	$0.25 per share
Implied Conversion Price	$0.20 per share
Total Number of Shares	15,000,000
Market Price of Shares	$1.01
Profit Per Share	$0.81
Total Profit-Total Discount to Market Price	$12,150,000

Description	Common Stock Warrants
Number of Warrant Shares on Exercise	15,000,000
Exercise Price per share	$0.30
Market Price per share	$1.01
Profit Per share	$0.71
Total Discount to the Market Price	$10,650,000
Total Profit	$10,650,000

The proceeding table assumes the market price per share of $1.01, which was the share price of our common stock as quote on the OTC BB on the date the Convertible Debt was issued.  The conversion price is subject to adjustment in the event of stock splits, recapitalizations or dilutive issuances where the Company issues shares or options at a price below $0.25 per share.

Combined Profit and Proceeds

The following table provides the total possible profits to the selling shareholders from conversion of the Convertible Debt.  The table also lists the required and possible payments by the Company under the Convertible Debt.  The table also lists the proceeds to the Company after the required and possible payments.

Description	Amount
Gross Proceeds	$3,000,000
Required Payments	$1,907,500
Proceeds after Required Payments	$1,092,500
Possible Payments	$11,916,266
Proceeds after Required and Possible Payments	-$10,823,766
Total Possible Profit to Selling Shareholders	$22,800,000

The average percentage cost to the issuer, based on the table above, is 243%.

Determination of Shares Registered

We are contractually required by the registration rights agreement to register the maximum number of shares that we believe can be registered in accordance with current SEC guidance.  We believe that the maximum number of shares that can be registered is 33% of the shares that are held by non-affiliates of the company.   There are 21,946,000 shares currently held by non-affiliates of the company.  33% of this amount is equal to 7,242,180, which is how we calculated the number of shares to register in this registration statement.

PLAN OF DISTRIBUTION

Each Selling Stockholder (the “Selling Stockholders”) of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  A Selling Stockholder may use any one or more of the following methods when selling shares:

•           ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;
•           block trades in which the broker dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•           purchases by a broker dealer as principal and resale by the broker dealer for its account;
•           an exchange distribution in accordance with the rules of the applicable exchange;
•           privately negotiated transactions;
•           settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•           broker dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;
•           through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•           a combination of any such methods of sale; or
•           any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker dealers engaged by the Selling Stockholders may arrange for other brokers dealers to participate in sales.  Broker dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The Selling Stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares.  The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.  There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person.  We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL PROCEEDINGS

We are not currently involved in any legal or regulatory proceeding or arbitration, the outcome of which is expected to have a material adverse effect on our business.

DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table summarizes our current executive officers and directors:

Name	Age	Position
P. Leslie Hammond	61	President, Chief Executive Officer, Director
David Naylor	44	Principal Financial and Accounting Officer, Director

P. Leslie Hammond, President, Chief Executive Officer, Principal Financial and Accounting Officer, Director

P. Leslie Hammond is a chartered accountant who has been employed since 1985 as the President of Hammond Management Corporation based in Victoria, British Columbia.  At Hammond Management Corporation, Mr. Hammond provides private and public companies with a wide variety of management and advisory services.  Mr. Hammond has a bachelor of arts from Simon Fraser University in Economics and Commerce and has been a chartered accountant since 1974.

David Naylor, Principal Financial and Accounting Officer, Director

David Naylor is a Certified Management Accountant (CMA).  From September 2002 until October 2003 he was employed by the British Columbia, Canada Ministry of Provincial Revenue based in Victoria, BC.  From October 2003 until the present, he has served as a director and CFO of Silver Star Energy, Inc. and a director and CFO of Caliber Energy, Inc.  Mr. Naylor previously worked for a media publishing concern.

Directors are appointed to their position to serve until the next annual meeting of shareholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of shares of our voting stock, as of April 30, 2008 of (i) each person known by us to beneficially own 5% or more of the shares of outstanding common stock, based solely on filings with the Securities and Exchange Commission, (ii) each of our executive officers and directors and (iii) all of our executive officers and directors as a group. Except as otherwise indicated, all shares are beneficially owned, and the persons named as owners hold investment and voting power.

	Common Stock	Rights to Acquire	Total Beneficially
	Beneficially	Beneficial Ownership Through Exercise	Owned as % of
Name of Beneficial Owner (1)	Owned	of Warrants Within 60 Days	Outstanding Shares (2)

P. Leslie Hammond	23,972,000	0	51.9%
David Naylor	0	0	0%

(1)  The address for Mr. Hammond and Mr. Naylor  is Suite 315, 185 – 911 Yates Street, Victoria, B.C., Canada
(2) The number of outstanding shares of common stock is based upon 46,178,000 shares issued and outstanding on a non-fully diluted basis. The number of outstanding shares as calculated for each beneficial owner includes any shares that are potentially issuable to that owner under the terms of convertible debt and warrants as noted.

DESCRIPTION OF SECURITIES

General

Our Company’s Articles of Incorporation provides for authority to issue 500,000,000 shares of common stock, par value $.0001 per share, and no shares of preferred stock. As of April 30, 2008, there were outstanding 46,178,000 shares of our common stock.

There are currently an aggregate of 31,500,000 potentially issuable shares under the terms of the Convertible Debt and outstanding warrants and an aggregate of 4,617,800 shares issuable under the 2008 Bancroft Uranium, Inc. Stock Option and Award Plan.

Common Stock

The holders of our common stock are entitled to receive dividends when and as declared by the Board of Directors, out of funds legally available therefore. We have not paid cash dividends in the past and do not expect to pay any within the foreseeable future since any earnings are expected to be reinvested in our business. In the event of liquidation, dissolution or winding up of the Company, either voluntarily or involuntarily, each outstanding share of our common stock is entitled to share equally in our assets.  Each outstanding share of our common stock is entitled to equal voting rights, consisting of one vote per share.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
LIABILITIES

Our Articles of Incorporation and By-Laws provide our directors with protection for breaches of their fiduciary duties to us and our security holders. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us, we have been advised that it is the SEC’s opinion that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

Overview

Bancroft Uranium is engaged in the mineral exploration business.  The Company has rights to exploit and extract minerals from three properties in Ontario, Canada.  These properties are potential sources of uranium ore.  The Company is currently engaged in the development of these properties in order to identify and exploit uranium deposits thereon.  There are currently no marketing, distribution, sales or other activities of the Company outside of the exploration of its mining properties.

History and Background

We were incorporated in the State of Nevada on October 12, 2001 as Conscious Intention, Inc.  From inception through September 30, 2005, the Company was engaged in the business of developing executive coaching support materials to be sold on line. We intended to seek financing to implement this plan and to acquire certain software being developed by our then chief executive officer.   As financing was not forthcoming, in June, 2005, our former CEO sold the software business to John Wiley and Sons, Inc., financial publishers.  On November 10, 2005, Ms. Leduc sold the substantial portion of her interest in the Company to Mr. Andrew Hamilton, appointed him as Sole Officer and Director of the Company and resigned from all of her positions and offices at the Company. Mr. Hamilton attempted to conduct a management consulting business in the Company, but was not successful in attracting financing or customers.    In June, 2007, Mr. Hamilton abandoned his efforts to secure financing for the Company and began looking for a new direction.  In August, 2007, shareholders of the Company voted to amend the articles of incorporation to give the board of directors authority to change the corporation’s name and to increase the authorized shares to 500,000,000.

On September 14, 2007, the Company entered into the a Share Purchase Agreement (“Agreement) with 2146281 Ontario Limited, a private Canadian corporation with interests in three mineral properties in Ontario, Canada.  The Agreement provided that the Company would acquire 100% of the issued and outstanding shares of Ontario Limited, including thereby ownership of the mineral interests, for payment of a 7% net mineral royalty and 1,250,000 shares of the Company’s common stock, after the forward split described below.  The mineral rights interests also require additional cash payments which the Company will have to make.

To indicate our new business focus and in anticipation of the Closing of the Agreement, we filed an amendment to our Articles of Incorporation with the Nevada Secretary of State on September 21, 2007 which changed our name to “Bancroft Uranium Inc” and increased our authorized capital stock from 10,000,000 shares of common stock, par value $0.001, to 500,000,000 shares of common stock, par value $0.001.

On October 1, 2007 we effected a 52 for 1 forward stock split.  The forward stock split was effective immediately prior to the opening of business on October 1, 2007.  Subsequent to the stock split, we issued 1,250,000 shares of our common stock to the former holders of our mineral claims as partial payment for those claims.

On October 3, 2007, the Company completed its acquisition of the Canadian corporation and began its mineral exploration efforts.  The sole business of the company is mineral exploration.  The Company’s current business consists of mineral rights leases which it owns on three properties in Canada.  The Company intends to develop these properties so that uranium can be extracted from the properties.

We maintain our principal offices at 8655 East Via De Ventura, Suite G200, Scottsdale, AZ, 85258. Our telephone number at that address is (480) 346-1460 and our internet address is www.Bancrofturanium.com.

Our Current Business

We are a natural resource exploration company engaged in the exploration of properties that may contain uranium minerals in Southern Ontario, Canada.  Our strategy is to complete exploration of a parcel in Monmouth township (“Monmouth”), continue initial exploration of properties near Longlac (“Longlac”) and Elliot Lake (“Elliot Lake”), respectively, and to acquire properties that are thought to be prospective for uranium exploration.  Monmouth has been the subject of historical exploration by another mining company the results of which, we believe, are promising.  We are focusing our own exploration efforts on the Monmouth property.  Neither Longlac nor the Elliot Lake properties have been the subject of historical exploration, but we believe that their location near other uranium producing land merits our initial exploration efforts.

Our properties do not have any established reserves. We plan to conduct exploration programs on these properties with the objective of ascertaining whether any of them contain commercially viable deposits of uranium.  As such, we are considered an exploration or exploratory stage company.  There is no assurance that a commercially viable mineral deposit exists on any of our properties, and further exploration will be required before a final evaluation as to the economic and legal feasibility for our future exploration is determined.  The Longlac and Elliot Lake properties will require a great deal more exploration work than at Monmouth.  We have no known reserves of uranium or any other type of mineral. Since inception, we have not established any proven or probable reserves on our mineral property interests.

The Uranium Industry

Uranium (U3O8) is one of the more common elements in the Earth's crust—about 40 times more common than silver and 500 times more common than gold.  It occurs in concentrated deposits called skarns which intrude into the existing rock formations, such as limestone.  When it is separated from the surrounding rock, by gravity separation, in situ methods, or otherwise, it can be refined or converted into a more concentrated form known as yellowcake.  Yellowcake can be processed to make fuel rods which are used by nuclear power plants to make electricity.

Demand for Uranium Generally

Demand for uranium in the United States, Canada, and Western Europe has increased steadily over the past 35 years, from 18,000,000 pounds per year in 1970, to 160,000,000 pounds in 2005 (figures are approximate).  These numbers are before considering nuclear reactors in the former Soviet bloc, South America or Asia.  The world is experiencing another wave of new nuclear plants being built: Finland and France are each building one; China alone has ordered four additional plants from Westinghouse and expressed interest in two plants of European design; and further construction is planned in Russia, India, and other nations of Asia.

Source: The Ux Consulting Company, LLC

This increased demand has affected uranium’s price on the world market.  Between 1987 and 2004, spot prices fluctuated between approximately $6-$16 per pound of U3O8.  Prices during 2004-2006 increased from approximately $15-$35 per pound.  During 2006-2007, prices climbed as high as $136 at June 25, 2007.

©UxC, The Ux Consulting Company, LLC

Generally speaking, uranium exploration activities include (i) prospecting, looking at the land’s surface structure and taking readings with a sciutollmeter, a device that detects the radioactive signature of uranium; (ii) geological mapping of surface rock outcroppings; (iii) surface trenching of outcroppings, removing the earth, brush, and trees from the underlying rock formations; (iv) sampling and assaying of underlying rock and performing geochemical analysis thereof; (v) line cutting comprised of cutting a grid through trees and brush; (vi) diamond drilling of exploratory vertical drill holes between 500-1,000 feet deep and analyzing the cores; and (vii) metallurgical analysis of small scale bulk sampling of prospective areas of the underlying rock.

Monmouth

Generally

In August, 2007, Ontario Limited purchased an option from Yvon Gagne, to acquire an undivided 100% interest in the mining rights associated with approximately 1,560 acres on Crown land.  Monmouth consists of 39 units within six mining claims.  Each unit covers approximately 40 acres.

The purchase price was (i) $20,000 that had been previously paid; (ii) 500,000 shares of common stock of Ontario Limited or its parent; and (iii) progress payments totaling $180,000 to be paid between May 14, 2008 and May 14, 2010.  Upon complete payment of the purchase price, Ontario Limited will be deemed to have exercised the option.

The seller retained a 3% royalty after cost recovery on the sale of mineral ore from mining operations.  Ontario Limited may reduce such royalty interest by half in exchange of a payment of $1.5 million.

Previous Exploration

In the 1960s, Northern Nuclear Mines Limited conducted an exploration program based on 44 diamond drill holes and one 10-ton bulk sample.  It commissioned a noted uranium geoscientist of the day to compile an analysis of the exploration.  He published a report in July 1968 (the “1968 Report”) in connection with the Monmouth claims, which is now in the public domain.  We are in possession of the 1968 Report and all underlying data.  In addition we are in possession of the metallurgical results conducted on the bulk sample by Lakefield Industries, now operated by SGS Laboratories.

The 1968 Report indicated that uranium mineralization is disseminated in a limestone skarn of a thickness between 15-60 feet.  The skarn horizon has been mapped for a length of 6,000 feet, 1,500 of which has been explored with detailed geological mapping, trenching, sampling and scientollometer surveys.  Drill core analysis of the skarn shows uranium values of between 1/10th pound to over six pounds per ton, averaging 0.9 pounds per ton.

The 1968 estimated that Monmouth contained at least 1,500,000 pounds of uranium, which, at today’s prices, would indicate a present value of $202.5 million.

Initial metallurgic tests underlying the 1968 Report indicate that greater than 80% of the uranium could be extracted from the surrounding rock by simple gravity separation comprised of crushing rock and removing the heavy uranium minerals by way of density separation.  Our own metallurgical studies will determine the optimal recovery procedures.

We believe that the 1968 Report and the underlying field program are of a high quality, gathered accurate data and have well supported conclusions.  However, new Canadian securities regulations prevent us from solely relying on the 1968 Report to quote historical reserves.  Instead, to be compliant with the new regulations, we need to repeat the exploration efforts that underlay the 1968 Report.  Until we comply with all applicable regulations, our Company must be considered an exploration state enterprise.

Current Exploration

As of the date of this report, we have paid independent contractors to dig 24 surface trenches by hand and have undertaken channel saw assaying of the trenches and are awaiting the results.  We are also in the process of completing 180 kilometers of cut grid to facilitate the property-wide geological mapping and prospection. Approximately 50% of this grid is now complete.  We expect these efforts will be completed by the end of January, 2008.

During January, 2008, we expect to begin a comprehensive diamond drilling program to confirm the conclusions of the 1968 Report and to test newly discovered uranium occurrences.  By February, 2008, the Company plans to ship a number of bulk samples to Lakefield/SGS for metallurgical and recovery analysis.  When all field results have been received and compiled, the Company will prepare a pre-feasibility study of the Monmouth Project, and if we believe it to be sufficiently promising, we will use it to seek additional capital to prepare a complete feasibility study.  We will need to raise additional capital to prepare the feasibility study or conduct further mining activities.

Longlac and Elliot Lake

Longlac Generally

In August, 2007, Ontario Limited purchased a 100% undivided interest in eight mineral claims comprised of 128 units (approximately 5,120 acres) from 2060014 Ontario, Ltd.  The purchase price was $15,149 paid at closing and 375,000 shares of common stock of Ontario Ltd. or its parent.

Elliot Lake Generally

In August, 2007, Ontario Limited purchased a 100% undivided interest in four mineral claims comprised of 30 units (approximately 1,200 acres) from 2060014 Ontario, Ltd.  The purchase price was $3,550 paid at closing and 375,000 shares of common stock of Ontario Ltd. or its parent.

The Elliot Lake property is located approximately a ½ mile from the past producing Pronto mine, which, between 1955-1959, produced 2,100,000 tons averaging approximately 2.3 pounds of uranium per ton of ore.

Previous Exploration

The Longlac and Elliot Lake properties lie within high prospective areas of favorable rock for the discovery of uranium.  The current projects are “grass roots” and have no history of recorded work.  The programs to be conducted will be prospecting and limited mapping during the Fall of 2007.

Outlook

We are hopeful about these properties’ potential, but, in the near future, do not expect to engage in exploration beyond prospecting and surface geological mapping.  Were these efforts to reveal suspected deposits of significance, we would increase our exploration activity which could require that we raise additional capital.

Marketing and Distribution

We expect that Cameco Corporation (“Cameco”) will be the sole customer of our end product, uranium ore.  Cameco has uranium processing and refining facilities at Port Hope, Ontario, located approximately 1½ hours from Monmouth.  Cameco has an additional facility at Blind River, Ontario, located less than one hour by road from Elliot Lake.  The Cameco installations are facilities which refine uranium ore, our end product, into fuel rods used in the operation of nuclear power plants.  Cameco also sells processed uranium worldwide.

Historically, Cameco’s facilities have unused capacity and purchase ore from all parties wishing to use its facilities.  In the recent past, Cameco has reported increased production from the facilities we expect to use.  There can be no assurance that Cameco will continue to have the refining capacity to purchase our ore.  Additional refining plants are available to purchase our product, but at greater distance and with higher transport costs.  We do not currently have any understandings with Cameco or any other purchaser of uranium ore.

Uranium is traded on world commodity markets.  Historically, these markets are highly liquid and may be volatile.  Spot purchase prices for uranium can be affected by a number of factors, all of which are beyond our control, including but not limited to:

  · fluctuation in the supply of, demand;

  · mining activities of others;

  · interest rates;

  · currency exchange rates;

  · inflation or deflation;

  · fluctuation in the value of the United States and Canadian dollars and other currencies; and

  · political and economic conditions of major uranium or other mineral-producing countries.

Manufacturing

Other than the refining and sale of our mineral ore by purchasers of that ore, we do not engage in any manufacturing or any other activities outside of exploration of our mineral properties.

Competition

We compete with other exploration companies, many of which possess greater financial resources and technical abilities than we do.    Our main areas of competition are acquiring exploration rights and engaging qualified personnel.  The uranium exploration industry is highly fragmented, and we are a very small participant in this sector.  Many of our competitors explore for a variety of minerals and control many different properties around the world.  Almost all of them have been in business longer than we have and have probably established more strategic partnerships and relationships and have greater financial accessibility than we do.

There is significant competition for properties suitable for uranium exploration. As a result, we may be unable to continue to acquire interests in attractive properties on terms that we consider acceptable.

Principal Suppliers

There are a number of potential suppliers of drilling equipment and exploration services and we do not anticipate any dependence on any single supplier of exploration or drilling services to us.

Major Customers

We do not yet have any customers for any uranium ore found on our property.  Cameco is the most likely purchaser of our ore and we have no arrangements or understandings with them of any kind.  There are only a handful of uranium end-purchasers in the world and we are highly dependent on having our ore purchased by one of these producers.

Intellectual Property

We rely on a combination of trademark, copyright and trade secret protection laws in the United States and other jurisdictions, as well as confidentiality procedures and contractual provisions to protect our intellectual property and our brand.   Because our business involves the straightforward mining and extraction of a commodity, intellectual property does not play a critical role in our business.  We do not currently have in place any non-compete or confidentiality agreements with employees or consultants, though we anticipate doing so in the future.

Mineral Exploration Rights

All of our rights to explore and develop our properties come from agreements we have in place regarding those properties.  Any deficiency in those agreements or failure of ours to abide by those agreements or any defect in the claims or rights to those agreements, could prevent us from exploiting the properties.  We are highly dependent on these agreements for our business success.

Government approval and regulation of our principal products or services

The Canadian federal government requires that Ontario Limited spend approximately Cdn$500 per acre (or approximately Cdn$800,000 in the aggregate for Monmouth) in exploration and development to maintain its claim in good standing.  Failure to maintain a claim in good standing results in forfeiture of the claim to the government.  Our proposed business will be affected by numerous laws and regulations, including energy, conservation, tax and other laws and regulations relating to the industry.  Any extraction operations will require permits or authorizations from federal, provincial or local agencies.

Costs and effects of compliance with environmental laws

Various levels of governmental controls and regulations address, among other things, the environmental impact of mineral exploration and mineral processing operations and establish requirements for decommissioning of mineral exploration properties after operations have ceased.  With respect to the regulation of mineral exploration and processing, legislation and regulations establish performance standards, air and water quality emission standards and other design or operational requirements for various aspects of the operations, including health and safety standards.  Legislation and regulations also establish requirements for decommissioning, reclamation and rehabilitation of mineral exploration properties following the cessation of operations and may require that some former mineral properties be managed for long periods of time after exploration activities have ceased.

Our exploration activities are subject to various levels of  regulations relating to protection of the environment, including requirements for closure and reclamation of mineral exploration properties.  As part of our planned feasibility study, we would secure all necessary permits for our exploration activities.  Obtaining such permits usually requires the posting of bonds for subsequent remediation of trenching, drilling and bulk sampling.  Delays in the granting of permits are not uncommon, and any delays in the granting of permits may adversely affect our exploration activities.  Additionally, necessary permits may be denied, in which case we will be unable to pursue any exploration activities on our properties.  It may be possible to appeal any denials of permits, but any such appeal will result in additional delays and expense.

We do not anticipate discharging water into active streams, creeks, rivers, lakes or any other bodies of water without an appropriate permit.  We also do not anticipate disturbing any endangered species or archaeological sites or causing damage to our properties.  Re-contouring and re-vegetation of disturbed surface areas will be completed pursuant to the applicable permits. The cost of remediation work varies according to the degree of physical disturbance.  It is difficult to estimate the cost of compliance with environmental laws since the full nature and extent of our proposed activities cannot be determined at this time.

In late 2002 the Government of Canada ratified the Kyoto Protocol, an international agreement designed to manage greenhouse gas emissions which became effective on February 16, 2005.  Other than as described in the 2005 Kyoto Plan, relatively few details regarding its implementation in Canada have been provided by the federal government. Numerous uncertainties regarding details of the Kyoto Protocol's implementation remain and there can be no assurance that future rules and regulations will not affect our ability to operate as planned. It may become necessary to develop and install certain equipment to mitigate adverse effects of rules and regulations on emission controls with a significant increase in capital or operating costs. If emissions cannot be physically controlled or mitigated to the satisfaction of new rules and regulations, tax or other fiscal means may be introduced to penalize us or otherwise increase our operating costs.

Changes in environmental regulation could have an adverse effect on us from the standpoint of product demand, product reformulation and quality, methods of production and distribution and costs, and financial results.  For example, requirements for cleaner-burning fuels could cause additional costs to be incurred, which may or may not be recoverable in the marketplace.  The complexity and breadth of these issues make it extremely difficult to predict their future impact on us.  Management anticipates that the implementation of new and increasingly stringent environmental regulations will increase necessary capital expenditures and operating expenses from present estimates.  Compliance with environmental regulation can require significant expenditures and failure to comply with environmental regulation will result in the imposition of fines and penalties, liability for clean up costs and damages and the loss of important permits.

Employees

Currently, we have 2 employees. In addition, we have 3 consultants utilized for administration, operations and technical consulting.   Management believes that relations with its employee and consultants are good.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion should be read in conjunction with the consolidated financial statements and the related notes in this registration statement.

Overview

Bancroft Uranium is engaged in the mineral exploration business.  The Company has rights to exploit and extract minerals from three properties in Ontario Canada.  These properties are potential sources of uranium ore.  The Company is currently engaged in the development of these properties in order to identify and exploit uranium deposits thereon.  There are currently no marketing, distribution, sales or other activities of the Company outside of the exploration of its mining properties.

We were incorporated in the State of Nevada on October 12, 2001 as Conscious Intention, Inc.  From inception through September 30, 2005, the Company was engaged in the business of developing executive coaching support materials to be sold on line. We intended to seek financing to implement this plan and to acquire certain software being developed by our then chief executive officer.   As financing was not forthcoming, in June, 2005, our former CEO sold the software business to John Wiley and Sons, Inc., financial publishers.  On November 10, 2005, Ms. Leduc sold the substantial portion of her interest in the Company to Mr. Andrew Hamilton, appointed him as Sole Officer and Director of the Company and resigned from all of her positions and offices at the Company. Mr. Hamilton attempted to conduct a management consulting business in the Company, but was not successful in attracting financing or customers.    In June, 2007, Mr. Hamilton abandoned his efforts to secure financing for the Company and began looking for a new direction.  In August, 2007, shareholders of the Company voted to amend the articles of incorporation to give the board of directors authority to change the corporation’s name and to increase the authorized shares to 500,000,000.

On September 14, 2007, the Company entered into the Agreement with Ontario Limited, a private Canadian corporation with interests in three mineral properties in Ontario, Canada.

To indicate our new business focus and in anticipation of the Closing of the Agreement, we filed an amendment to our Articles of Incorporation with the Nevada Secretary of State on September 21, 2007 which changed our name to “Bancroft Uranium Inc” and increased our authorized capital stock from 10,000,000 shares of common stock, par value $0.001, to 500,000,000 shares of common stock, par value $0.001.

On October 1, 2007 we effected a 52 for 1 forward stock split.  The forward stock split was effective immediately prior to the opening of business on October 1, 2007.  Subsequent to the stock split, we issued 1,250,000 shares of our common stock to the former holders of our mineral claims as partial payment for those claims.

On October 3, 2007, the Company completed its acquisition of the Canadian corporation and began its mineral exploration efforts.  The sole business of the company is mineral exploration.  The Company’s current business consists of mineral rights leases which it owns on three properties in Canada.  The Company intends to develop these properties so that uranium can be extracted from the properties.

We maintain our principal offices at 8655 East Via De Ventura, Suite G200, Scottsdale, AZ, 85258. Our telephone number at that address is (480) 346-1460 and our internet address is www.Bancrofturanium.com.

We are a natural resource exploration company engaged in the exploration of properties that may contain uranium minerals in Southern Ontario, Canada.  Our strategy is to complete exploration of a parcel in Monmouth township (“Monmouth”), continue initial exploration of properties near Longlac (“Longlac”) and Elliot Lake (“Elliot Lake”), respectively, and to acquire properties that are thought to be prospective for uranium exploration.  Monmouth has been the subject of historical exploration by another mining company the results of which, we believe, are promising.  We are focusing our own exploration efforts on the Monmouth property.  Neither Longlac nor the Elliot Lake properties have been the subject of historical exploration, but we believe that their location near other uranium producing land merits our initial exploration efforts.

Our properties do not have any established reserves. We plan to conduct exploration programs on these properties with the objective of ascertaining whether any of them contain commercially viable deposits of uranium.  As such, we are considered an exploration or exploratory stage company.  There is no assurance that a commercially viable mineral deposit exists on any of our properties, and further exploration will be required before a final evaluation as to the economic and legal feasibility for our future exploration is determined.  The Longlac and Elliot Lake properties will require a great deal more exploration work than at Monmouth.  We have no known reserves of uranium or any other type of mineral. Since inception, we have not established any proven or probable reserves on our mineral property interests.

The common stock and per share information have been retroactively adjusted to give effect to the acquisition of the Private Canadian corporation and to give effect to the one for 52 or 1 forward stock split that became effective on October 1, 2007.

Recent Developments

The following developments took place during the past fiscal year, the current fiscal quarter ended March 31, 2008 and subsequent to March 31, 2008:

•
On September 14, 2007 we signed an agreement to acquire a private Canadian corporation, 2146281 Ontario Limited and changed our name to Bancroft Uranium, Inc. to reflect our new business direction.  On October 1, 2007, we conducted a 52 for 1 forward split of our common shares  of stock.  On October 3, 2007, we concluded our purchase of Ontario Limited and issued 1,250,000 common shares as partial payment for the mineral claims held by Ontario Limited.

•	On May 16, 2008 we adopted the 2008 Bancroft Uranium, Inc. Stock Option and Award plan under which 4,617,800 shares of common stock were designated for issuance thereunder.

•
On December 5, 2007, we sold 8% Original Issue Discount Secured Convertible Debentures to Pierce Diversified Strategy Master Fund LLC, ena, Enable Opportunity Partners, L.P. and Enable Growth Partners L.P. with a face value principal amount of $3,750,000.  We received $3,000,000 in cash for the debentures and also issued warrants to purchase 15,000,000 shares of common stock at a purchase price of $0.30 per year in the transaction.  We are committed to register these shares at our own expense, to make monthly interest payments and to pay the principal back over a 12 month period beginning on December 1, 2008.  We also paid a commission to a finder in an amount of $300,000 cash and warrants to purchase 1,500,000 of our common shares at an exercise price of $0.30 per share.

•
On August 13, 2007, our shareholders voted to amend our articles of incorporation to increase our authorized common shares to 500,000,000 and to allow the board of directors to change the name of our company.

•	On December 8, 2007, director Andrew Hamilton resigned.

•
On October 12, 2007, Andrew Hamilton resigned all offices of the corporation and appointed P. Leslie Hammond as a Director, Chief Executive Officer, President, Principal Financial and Accounting Officer and Treasurer of the corporation.

•	On November 21, 2007, Andrew Hamilton sold 23,972,000 of his 24,232,000 common shares in the corporation to P. Leslie Hammond, thus causing a change of control.

Critical accounting policies and estimates

General. Our consolidated financial statements are impacted by the accounting policies used, and the estimates and assumptions made, by management during their preparation. A summary of the significant accounting policies can be found in the Notes to the Consolidated Financial Statements. Presented below is a description of the accounting policies that we believe are most critical to understanding the consolidated financial statements.

Basis of Presentation

Our fiscal year ends on December 31.

Impairment of Long-Lived Assets

Certain long-lived assets are reviewed at least annually to determine whether there are indications that their carrying value has become impaired, pursuant to guidance established in SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". We considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations (undiscounted and without interest charges). If impairment is deemed to exist, the assets will be written down to fair value. Management also reevaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

Foreign Currency Transactions

We comply with SFAS No. 52 “Foreign Operations and Currency Translation”. All foreign currency transaction gains and losses are included in our net income (loss) in the period the exchange rate changes.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

In July 2006, the FASB issued FASB Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes”, an Interpretation of FASB Statement No. 109. FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN No. 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The new standard also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure. The provisions of FIN No. 48 are effective for fiscal years beginning after December 15, 2006. We do not expect the new standard to have any material impact on our financial position and results of operations.

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measures". This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, expands disclosures about fair value measurements, and applies under other accounting pronouncements that require or permit fair value measurements. SFAS No. 157 does not require any new fair value measurements. However, the FASB anticipates that for some entities, the application of SFAS No. 157 will change current practice. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, which for us would be our fiscal year beginning  December 31, 2007. We are currently evaluating the impact of SFAS No. 157 but do not expect that it will have a material impact on our financial statements.

In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities". This Statement permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. We are currently assessing the impact of SFAS No. 159 on our financial position and results of operations.

Results of Operations

Executive Summary

We have no revenues and have never had any revenues.  Our expenses have largely been for legal and accounting compliance and general and administrative expenses.

NET LOSS. We had a net loss of $1,897,673 for the three months ended March 31, 2008 as compared to $2,027 for the three months ended March 31, 2007, an increase of approximately $1,895,646. The increase in net loss is attributable to the increases in general and administrative expenses, mineral property expenditures, and interest expenses. We believe that revenues will only occur upon the exploration and successful exploitation of our mineral properties, which may not occur for 12-36 months, if at all.  We expect to have significant expenses over the next 12-36 months for mineral exploration, increased general and administrative expenses, interest payments and principal payments.

Going Concern, Liquidity and Capital Resources

At March 31, 2008, we had incurred cumulative losses of approximately $2,822,727 since inception and $1,897,673 for the three months ended March 31, 2008

During the three months ended March 31, 2008, we utilized cash of approximately $1,238,919. The difference between this amount and our net loss is chiefly attributable to the non-cash interest expense on accretion of debt discount.

At March 31, 2008, we had incurred cumulative losses of approximately $2,822,999 since inception and $1,897,672 for the three months ended March 31, 2008

During the three months ended March 31, 2008, we utilized cash of approximately $1,238,918. The difference between this amount and our net loss is chiefly attributable to the non-cash interest expense on accretion of debt discount.

At March 31, 2008, current liabilities were approximately $206,566.

The balance of current liabilities consists primarily of accounts payable, accrued liabilities and an obligation of $40,000 under our mineral lease agreements.

We anticipate spending $500,000 in drilling and exploration costs over the next 6-8 months and $500,000 in general and administrative costs, interest, accounting, legal expenses, registration expenses for the selling shareholders.

Based on the current operating plan and available cash and cash equivalents currently available, we will need to obtain additional financing through the sale of equity securities, private placements, funding from production partners, and/or bridge loans within the next 12 months. Additional financing, whether through public or private equity or debt financing, arrangements with stockholders or other sources to fund operations, may not be available, or if available, may be on terms unacceptable to us. If additional equity securities are issued to raise funds, the ownership percentage of existing stockholders would be reduced. New investors may demand rights, preferences or privileges senior to those of existing holders of common stock.  We would require permission from the Investors to undertake debt, other than limited subordinated borrowings from commercial lending institutions.

There can be no assurance that we will be successful in exploiting our mineral properties or that the available capital will be sufficient to fund current operations and the necessary capital expenditures until such time as we can derive revenues from the sale of any discovered uranium ore. If we are unsuccessful in building our customer base or are unable to obtain additional financing, if necessary, on terms favorable to us there could be a material adverse effect on our financial position, results of operations and cash flows. The accompanying financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

Off-balance sheet arrangements

We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Inflation

We believe that inflation has not had a material effect on our operations to date.

DESCRIPTION OF PROPERTY

We currently maintain a virtual office presence in Scottsdale, Arizona.  Our chief executive officer conducts business at his personal office in Victoria, Canada.  Substantially all of our operations are carried out on our three mineral properties in Southern Ontario, Canada, known as the Elliot Lake, Longlac and Monmouth properties.

We do not currently maintain any insurance, but are in the process of securing such insurance.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There have been no significant or material related party transactions during the fiscal year 2007.

Transactions of Bancroft Subsequent to Acquisition of Ontario Limited

On December 5, 2007, we sold 8% Original Issue Discount Secured Convertible Debentures (“Convertible Debt”) under the terms of Securities Purchase Agreements and related documents (the “Financing Agreements”) in the principal amount of $3,750,000 million to Pierce Diversified Strategy Master Fund LLC, ena, Enable Opportunity Partners, L.P. and Enable Growth Partners L.P (referred to herein as the “Investor” or “selling share holders”) in exchange for $3.0 million in cash. The proceeds from the Convertible Debt were used for working capital mandatory debt repayment, and general corporate purposes. Contemporaneously, we entered into a Registration Rights Agreement with the Investor. This Registration Statement is filed to satisfy certain of our obligations under the Registration Rights Agreement as to the registration of shares of common stock issuable upon conversion of the Convertible Debt.

The Convertible Debt accrues interest at an annual rate of 8%.  Interest payments are due monthly and can be made in cash or, under certain terms and conditions that we may or may not be able to meet, can be made in payment of our common stock.  The Convertible Debt may be converted into our common shares at any time at the option of the holders.  From December 1, 2008 onward we must begin to repay the full principal amount of the debt then outstanding in 12 equal monthly installments, in addition to the monthly payments of outstanding interest.  These principal payments may also be made in stock provided that we can meet the various terms and conditions necessary to exercise this right.  We do have the option to prepay the Convertible Debt prior to the Maturity Date with a penalty. Upon prepayment, we must redeem 100% of the Convertible Debt including interest, unless earlier converted, for an amount equal to 125% of the outstanding principal plus accrued interest and other charges or a greater amount determined by an adjustment to the conversion price as specified in the Financing Agreements.

The Convertible Debt is convertible into 15,000,000 shares of our common stock. The conversion price of the debt is subject to full anti-dilution protection on all subsequent financings by us. The Investor has the right at any time and from time to time prior to the Maturity Date, to convert, in whole or in part, outstanding Convertible Debt and any accrued interest into our common stock at the Investor’s discretion.

The Investor also received warrants aggregating 100% of the shares issuable on conversion to purchase 15,000,000 shares of common stock at an exercise price of $0.30 per share. The warrants have a five (5) year term expiring on December 5, 2012. The warrants are exercisable for our common stock at any time prior to expiration and permit cashless exercise.

We signed a Registration Rights Agreement with the Investor on December 5, 2007 whereby we are obligated to register the resale of its shares of common stock issuable upon conversion of the Convertible Debt and upon the exercise of the warrants and have the registration statement declared effective by the Securities and Exchange Commission. If the registration statement is not filed by January 7, 2008 or declared effective by August 1, 2008, or if the registration is suspended, we will be obligated to pay liquidated damages to the investor equal to 2% of the purchase price of any such shares per month or partial month of such non-registration.

On December 5, 2007, certain of our shareholders entered into Lock-Up agreements with the Company as a condition of the Financing Agreements.  These lock up agreements provide for a 12 month restriction on sales by the shareholders of our securities and apply to 38,316,220 of our common shares.

On October 4, 2007, we signed a finders agreement with Empire Financial Group, Inc. allowing them to seek financing for us on an exclusive basis for one year and providing compensation in cash of 10% of any amounts raised thereunder and 10% warrant coverage based on the number of shares and price at which such shares or warrants are issued.

This Registration Statement is filed to satisfy certain of our obligations under the Registration Rights Agreement relating to the shares of common stock issuable upon conversion of the Convertible Debt.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

(a)	Market Information

Our common stock is traded on the Over-The-Counter Bulletin Board under the symbol BCFT since October 1, 2007. Previously our stock traded under the symbol CSCS on the Over-The-Counter Bulletin Board since July 2007. The following table sets forth the high and low sales prices for our common stock for the fiscal quarter indicated. The bid prices reflect inter-dealer quotations, do not include retail mark-ups, markdowns or commissions and do not necessarily reflect actual transactions. The prices reflect the 52 for 1 forward stock split that took effect on October 1, 2007.

		High	Low

2007	Third Quarter	0.00	0.00
	Fourth Quarter	12.75	1.01

2008	First Quarter	2.00	1.01
	Second Quarter (e)	1.65	0.70

(b)	As of April 30, 2008, we estimate that there are approximately 48 shareholders of record, including shareholders whose shares are held in the name of their brokers or stock depositories.

(c)	We have never paid any dividends on our common stock. We do not anticipate paying any dividends in the foreseeable future.

(d)
Equity Compensation Plan Information. We currently do not have any equity compensation plans.  We currently have a Bancroft Uranium 2008 Stock Option Plan under which 4,617,800 shares are available reserved for issuance. As of May 22, 2008 no shares had yet been issued under the plan.

(e)	Through May 22, 2008.

EXECUTIVE COMPENSATION

The following table summarizes all compensation received by our Principal Executive Officer, Principal Accounting Officer and each of the other executive officers of the Company who received more than $100,000 for services rendered for the year ended December 31, 2007.  We have not paid any such officer anything from the period from inception to September 30, 2007.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($) (4)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
P. Leslie Hammond President, Chief Executive Officer, Principal Financial and Accounting Officer(1)	2007 2006	$ $	60,000 0	- -	- -	- -	- -	- -	- -	$ $	60,000 0

Andrew Hamilton Former President, Chief Executive Officer, Principal Financial and Accounting Officer (2)	2007 2006	$ $	0 0	- -	- -	- -	- -	- -	- -	$ $	0 0

(1)	Mr. Hammond was appointed on October 5, 2007.
(2)	Mr. Hamilton resigned on October 5, 2007.

EXPERTS

The consolidated financial statements of Bancroft Uranium, Inc. as of December 31, 2007 and December 31, 2006 and for the years then ended and for the period October 21, 2001 (inception) to December 31, 2007 have been audited by Hansen, Barnett and Maxwell, P.C., an independent registered public accounting firm, as stated in their report included herein. These financial statements have been included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES LIABILITIES

Our directors and officers are indemnified to the fullest extent permitted under the Nevada Revised Statutes. We may also purchase and maintain insurance that protects our officers and directors against any liabilities incurred in connection with their service in such a capacity, and such a policy may be obtained by us in the future.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL MATTERS

Certain legal matters with respect to the validity of the shares of common stock being offered hereby will be passed on for us by Zoma Law Group, LLC, 4720 Center Blvd, Suite 317, New York, NY 11109.   A total of 500,000 shares of our common stock are owned by Zoma Law Group LLC and another 1,000,000 shares are titled in the name of the firm and held in escrow by the firm on behalf of a client.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the Securities and Exchange Commission as required by federal law. These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Securities Exchange Commission. Investors may read and copy any of these reports, statements, and other information at the SEC’s public reference room located at 100 F. Street, N.E,, , Washington, D.C., 20549, or any of the SEC’s other public reference rooms. Investors should call the SEC at l-800-SEC-0330 for further information on these public reference rooms upon payment of the fees prescribed by the Securities Exchange Commission. These SEC filings are also available free at the SEC’s web site at www.sec.gov.

This prospectus does not contain all of the information set forth in the registration statement, parts of which are omitted to comply with the rules and regulations of the Securities Exchange Commission. For further information, please see the registration statement in its entirety.

FINANCIAL STATEMENTS

BANCROFT URANIUM INC.
(AN EXPLORATION STAGE COMPANY)

INDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets – December 31, 2007 and 2006	F-3

Consolidated Statements of Operations for the Years Ended December 31, 2007 and 2006 and for the Period From October 12, 2001 (Date of Inception) through December 31, 2007	F-4

Consolidated Statements of Stockholders’ Equity (Deficit) for the Period from October 12, 2001 (Date of Inception) through December 31, 2005 and for the Years Ended December 31, 2006 and 2007	F-5

Consolidated Statements of Cash Flows for the Years Ended December 31, 2007 and 2006 and for the Period from October 12, 2001 (Date of Inception) through December 31, 2007	F-6

Notes to Consolidated Financial Statements	F-7

Condensed Consolidated Balance Sheets (Unaudited) – March 31, 2008 and December 31, 2007	F-16

Condensed Consolidated Statements of Operations for the Three Months ended March 31, 2008 and 2007 and for the Period from October 12, 2001 (Date of Inception) through March 31, 2008 (Unaudited)	F-17

Condensed Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2008 and 2007 and for the Period from October 12, 2001 (Date of Inception) through March 31, 2008 (Unaudited)	F-18

Notes to Condensed Consolidated Financial Statements (Unaudited)	F-19

HANSEN, BARNETT& MAXWELL, P.C.
A Professional Corporation	Registered with the Public Company
CERTIFIED PUBLIC ACCOUNTANTS	Accounting Oversight Board
5 Triad Center, Suite 750
Salt Lake City, UT 84180-1128
Phone: (801) 532-2200 Fax: (801) 532-7944
www.hbmcpas.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and the Shareholders
Bancroft Uranium, Inc.

We have audited the accompanying consolidated balance sheets of Bancroft Uranium, Inc. (an exploration stage company) as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended and for the period from October 12, 2001 (date of inception) through December 31, 2007.  These financial statements are the responsibility of the Company's management.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bancroft Uranium, Inc. as of December 31, 2007 and 2006 and the results of its operations and its cash flows for the years then ended and for the period from October 12, 2001 (date of inception) through December 31, 2007 in accordance with the U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company’s accumulated deficits, negative cash flows from operations and operating losses raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

HANSEN, BARNETT & MAXWELL, P.C.
April 15, 2008
Salt Lake City, Utah

BANCROFT URANIUM, INC.
FORMERLY CONSCIOUS INTENTION, INC
(AN EXPLORATION STAGE COMPANY)
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2007	2006
ASSETS

Current Assets
Cash	$1,741,352	$2,143
Related party receivables	27,020	-
Prepaid expenses	15,000	-
Receivable on convertible debenture	250,000	-

Total Current Assets	2,033,372	2,143

Property - Unproved mineral interests	531,199	-
Goodwill	4,948	-
Debt issuance costs, net of accumulated amortization of $37,742 and $0	1,042,258	-

Total Assets	$3,611,777	$2,143

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities
Accounts payable	$66,649	$4,669
Accrued interest	27,634	-
Derivative liability	-	23,050
Obligation pursuant to mineral acquisition agreement	40,000	-

Total current liabilities	134,283	27,719

Obligation pursuant to mineral acquisition agreement	140,000	-

Secured convertible debentures, net of unamortized discount of $3,618,952 and $0	131,048	-

Total Liabilities	405,331	27,719

Stockholders Equity (Deficit)

Common stock, par value $.001, 500,000,000 shares authorized, 46,178,000 and 500,000,000 issued and outstanding, respectively	46,178	500,000
Additional Paid-in capital	4,085,322	(454,050)
Deficit accumulated during the exploration stage	(925,054)	(71,526)

Total Stockholders' Equity (Deficit)	3,206,446	(25,576)

Total Liabilities and Stockholders' Equity (Deficit)	$3,611,777	$2,143

The accompanying notes are an integral part of these financial statements

BANCROFT URANIUM, INC.
FORMERLY CONSCIOUS INTENTION, INC
(An EXPLORATION STAGE COMPANY)
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the years ended		For the period from October 12, 2001 (date of inception) to
	December 31,		December 31,
	2007	2006	2007

Revenues	$-	$-	$-

Expenses:
Selling, general and administrative	598,764	17,020	687,858
Interest expense	158,682	272	158,954
Exploration costs	96,082	-	96,082

Total expenses	853,528	17,292	942,894

Loss from operations	(853,528)	(17,292)	(942,894)

Gain on forgiveness of loan	-	-	17,810
Interest income	-	-	30

Net loss	$(853,528)	$(17,292)	$(925,054)

Net Loss per Share	$-	$-

Weighted Average Number of Common Shares Outstanding	434,756,307	500,000,000

The accompanying notes are an integral part of these financial statements

BANCROFT URANIUM, INC.
FORMERLY CONSCIOUS INTENTION, INC
(AN EXPLORATORY STAGE COMPANY)
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

	Common Stock		Paid-in	Deficit Accumulated During Exploration	Total Stockholders’ Equity
	Shares	Amount	Capital	Stage	(Deficit)
Balance, October 12, 2001 (date of inception)	-	$-	$-	$-	$-

Shares issued for cash, $.001 per share	208,000,000	208,000	(204,000)	-	4,000

Net loss	-	-	-	(3,792)	(3,792)

Balance, December 31, 2001	208,000,000	208,000	(204,000)	(3,792)	208

Net loss	-	-	-	(5,214)	(5,214)

Balance, December 31, 2002	208,000,000	208,000	(204,000)	(9,006)	(5,006)

Shares issued for cash, $.50 per share	1,040,000	1,040	8,960	-	10,000

Net loss	-	-	-	(34,440)	(34,440)

Balance, December 31, 2003	209,040,000	209,040	(195,040)	(43,446)	(29,446)

Net loss	-	-	-	(17,696)	(17,696)

Balance, December 31, 2004	209,040,000	209,040	(195,040)	(61,142)	(47,142)

November 11, 2005, Stock issued for repayment of note payable	309,400,000	309,400	(254,400)	-	55,000

Derivative liability for shares issued in excess of authorized	(18,440,000)	(18,440)	(4,610)	-	(23,050)

Net loss	-	-	-	6,908	6,908

Balance, December 31, 2005	500,000,000	500,000	(454,050)	(54,234)	(8,284)

Net loss	-	-	-	(17,292)	(17,292)

Balance, December 31, 2006	500,000,000	500,000	(454,050)	(71,526)	(25,576)

October 1, 2007; Cancellation of shares at no cost to Company	(57,200,000)	(57,200)	57,200	-	-

Reversal of derivative liability for shares issued in excess of authorized	18,440,000	18,440	4,610	-	23,050

October 2, 2007; 1,250,000 shares issued pursuant to purchase agreement; $0.25 per share	1,250,000	1,250	311,250	-	312,500

November 11, 2007; Cancellation of shares at no cost to Company	(416,312,000)	(416,312)	416,312	-	-

December 5, 2007, Fair value of 16,500,000 detachable warrants issued in conjunction with convertible debt	-	-	3,750,000	-	3,750,000

Net loss	-	-	-	(853,528)	(853,528)

Balance, December 31, 2007	46,178,000	$46,178	$4,085,322	$(925,054)	$3,206,446

The accompanying notes are an integral part of these financial statements

BANCROFT URANIUM INC.
(AN EXPLORATION STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended December 31,		For the Period From October 12, 2001 (date of inception) to December 31,
	2007	2006	2007

Cash Flows from Operating Activities
Net Loss	$(853,528)	$(17,292)	$(925,054)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of debt issuance costs	37,742	-	37,742
Non cash interest expense on accretion of debt discount	131,048	-	131,048
Loss on exchange	1,266	-	1,266
Expenses paid by debt holder from proceeds	15,000	-	15,000
Changes in operating assets and liabilities:
Gain on forgiveness of debt	-	-	(17,810)
Deferred offering costs	-	-	23,844
Related party receivables	(27,020)		(27,020)
Prepaid expenses	(15,000)	-	(15,000)
Accounts payable	18,323	(10,565)	9,148
Accrued interest	27,634	-	27,634

Net Cash Used In Operating Activities	(664,535)	(27,857)	(739,202)

Cash Flows From Investing Activities
Cash received in acquisition of 2146281 Ontario	10	-	10

Net cash used in investing activities	10	-	10

Cash Flows From Financing Activities
Increase in receivable form related party	-	-	(1,690)
Proceeds from receivable from related party	-	-	1,690
Payments on payable to related party	-	-	(4,700)
Proceeds from issuance of common stock	-	-	14,000
Proceeds from shareholder advance converted to equity	-	-	55,000
Increase (decrease) in payable to related party	-	-	12,510
Cash proceeds from long term debt	3,203,734	-	3,203,734
Payment of debt issuance costs	(300,000)	-	(300,000)
Payment of long term debt	(500,000)	-	(500,000)

Net cash used in financing activities	2,403,734	-	2,480,544

Net increase (decrease) in cash	1,739,209	(27,857)	1,741,352

Cash, Beginning of period	2,143	30,000	-

Cash, End of period	$1,741,352	$2,143	$1,741,352

Cash paid for interest	$-	$272	$272

Non cash Investing and Financing:
Derivative liability from issuance of common stock	$(23,050)	$-	$-
Cancellation of 473,512,000 common shares at no cost to the Company	473,512	-	473,512
Assumption of payables for acquisition of 2146281 Ontario	223,657	-	223,657
Issuance of shares for acquisition of 2146281 Ontario	312,500	-	312,500
Debt issuance costs connected with issuance of note payable	780,000	-	780,000
Warrants issued in conjunction with debt financing	3,750,000	-	3,750,000
Receivable from debt-holder	250,000	-	250,000

The accompanying notes are an integral part of these financial statements

BANCROFT URANIUM INC.
(AN EXPLORATION STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

NOTE 1.  FORMATION AND BUSINESS OF THE COMPANY

Nature of Operations - On October 12, 2001, Conscious Intention, Inc. (CI, or the Company) was organized under the laws of the State of Nevada. Until October 2007, the planned operations of CI consisted of providing management consulting services. CI did not earn revenues from any source of its planned operations and relied upon cash flows from equity issuances and an increase in accounts payable to sustain operations. On September 14th, 2007, CI voted to complete a 52-to-1 forward stock split, increase its authorized shares to 500,000,000, and changed its name to Bancroft Uranium Inc. (“the Company”). On October 1, 2007, the Company's President and Chief Executive Officer submitted 57,200,000 common shares for voluntary rescission and cancellation. On October 5, 2007, the Company completed the acquisition of 100% of the issued and outstanding common shares of 2146281 Ontario, Ltd., a Canadian mining company (see further described in Note 7).  As a result of this acquisition, the Company’s President and Chief Executive Office resigned and the Board of Directors appointed a new President and Chief Executive Officer.  On November 12, 2007, the Company’s former President and Chief Executive Officer submitted an additional 416,312,000 shares for voluntary rescission and cancellation.

The Company is now primarily engaged in the business of acquiring, exploring, developing and mining uranium properties. At present the Company owns undeveloped uranium properties in the Province of Ontario, Canada. The Company is an exploration stage company and has not yet established any proven mineral reserves on its existing properties. The Company has not begun principal operations and as is common with a company in the exploration stage, the Company has no source of revenues.

Business Condition - The continued operations of the Company and the recoverability of the carrying value of its assets is ultimately dependent upon the ability of the Company to achieve profitable operations and obtaining the additional working capital necessary to be successful in its planned activity. To date, the Company has received funding through the issuance of notes and convertible debentures for net proceeds of $3,203,734. Management continues to actively seek additional sources of capital to fund current and future operations. Management has developed a strategy, which it believes will accomplish this objective through additional equity funding and long term financing, which will enable the Company to operate for the coming year. There is no assurance that the Company will be successful in continuing to raise additional capital, establishing probable or proven reserves, or determining if the mineral properties can be mined economically. The Company has also recognized significant losses since inception and negative cash flows. As a result, the above raises substantial doubt about the Company’s ability to continue as a going concern. These consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Basis of Presentation

These consolidated financial statements are presented in United States dollars and have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America. The consolidated financial statements include the results of the Company and its wholly owned subsidiary, 2146281 Ontario Ltd.  All intercompany balances have been eliminated in consolidation.

NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Capitalization of Development Costs - All acquisition and development costs (including financing, salary and related overhead costs) incurred in connection with the acquisition of the various uranium properties are capitalized. Exploration and evaluation costs associated with uranium properties will be expensed as incurred until such time that the existence of a commercially mineable uranium deposit is confirmed. All properties with significant acquisition or incurred costs will be evaluated for their realizability on a property-by-property basis. Any impairment of such costs will be recognized through a reduction in the net carrying value of the asset.

BANCROFT URANIUM INC.
(AN EXPLORATION STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

Depreciation and Depletion - Depletion of uranium mineral interests, permits, licenses and related development costs will be computed on a property-by-property basis using the units-of-production method based on each projects pounds of recoverable uranium. Depreciation and depletion will be provided on the investment costs, net of salvage value, of the various uranium properties’ production plants and related equipment using the estimated production life of the uranium reserves. During the periods that our facilities are not in production, depletion on our mineral interests, permits, licenses and development properties will be ceased. Depreciation and depletion of our plant facilities, machinery and equipment would continue, at significantly reduced amounts, in accordance with the level of stand-by activity being conducted at each site. Other ancillary plant equipment and vehicles will be depreciated using a straight line method based upon the estimated useful lives of the assets.

Capitalization of Interest - The Company will capitalize interest cost with respect to properties undergoing exploration or development activities that are not subject to depreciation or depletion. The average interest rate on outstanding borrowings during the period is used in calculating the amount of interest to be capitalized. No interest was capitalized in the years ended December 31, 2007 and 2006.

Restoration and Remediation Costs (Asset Retirement Obligations) - Various federal and provincial mining laws and regulations require the Company to reclaim the surface areas and restore underground water quality for its mine projects to the pre-existing mine area average quality after the completion of mining. In August 2001, the Financial Accounting Standards Board (the FASB) issued Statement of Financial Accounting Standards (“SFAS”) No. 143, “Accounting for Asset Retirement Obligations”, which established a uniform methodology for accounting for estimated reclamation and abandonment costs. The standard will be adopted by the Company. Reclamation costs will be allocated to expense over the life of the related assets and will be periodically adjusted to reflect changes in the estimated present value resulting from the passage of time and revisions to the estimates of either the timing or amount of the reclamation and remediation costs. Because the Company has not begun its mining activity as of December 31, 2007, Management has determined that there is no reclamation obligation as of December 31, 2007.

In March 2005, the FASB issued Interpretation 47 (“FIN 47”), “Accounting for Conditional Asset Retirement Obligations—an interpretation of FASB No. 143”. FIN 47 clarifies that the term “conditional asset retirement obligation” as used in SFAS No. 143 refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and/or method of settlement. FIN 47 requires a liability to be recognized for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. FIN 47 was effective for fiscal years ending after December 15, 2005.

Future reclamation and remediation costs will be accrued based on management’s best estimate at the end of each period of the costs expected to be incurred at each project. Such estimates are determined by the Company’s engineering studies calculating the cost of future of surface and groundwater activities.

Concentration of Credit Risk - The Company has no significant off-balance-sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements.

Fair Value of Financial Instruments - The carrying value of the Company's financial instruments, including prepaid expenses, related party receivables, accounts payable and accrued liabilities at December 31, 2007 and 2006 approximates their fair values due to the short-term nature of these financial instruments.

Revenue Recognition for Uranium Sales - The Company will deliver uranium to its customers at third-party conversion facilities. The third-party converters will warehouse the Company’s uranium and will transfer title to the Company’s customers via book transfer upon instructions supplied by the Company. The Company will recognize revenue from the sale of uranium when title to the uranium transfers and delivery is completed through such book transfer, and payment is reasonable expected.

Basic and Diluted Loss Per Common Share - Basic loss per common share is calculated based on the weighted average shares outstanding during the period.  Diluted net loss per common share has been calculated assuming the exercise or conversion of all dilutive securities except in during loss periods when those potentially issuable shares are anti-dilutive.  Basic earnings per share includes the effect of the 52-to-1 forward stock-split as further discussed in Note 6.

BANCROFT URANIUM INC.
(AN EXPLORATION STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

The weighted average number of common shares used to calculate basic and diluted earnings (loss) per share was 434,756,307 and 434,756,307, respectively in 2007. At December 31, 2007 and 2006, the Company had 31,500,000 potentially issuable common shares that were excluded from the calculation of diluted loss per share, which are anti-dilutive. These potential common stock issuances of shares relate to conversion features in the Company’s convertible debts payable and to warrants outstanding related to the issuance of convertible debt.

Cash and Cash Equivalents - The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.  As of December 31, 2007 and 2006, the Company had cash in excess of FDIC insurance of $1,626,147 and $0, respectively.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions. Such estimates and assumptions may affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Specifically regarding the Company’s uranium properties, significant estimates will be utilized in determining the carrying value of these assets and in the case of producing and development properties the pounds of uranium to be recovered. The actual values received from the disposition of these assets and the amount of uranium recovered from these projects may vary significantly from these estimates based upon market conditions, financing availability and other factors.

Regarding the Company’s reserve for future restoration and reclamation costs, significant estimates will be utilized in determining the future costs and timing to complete the groundwater restoration and surface reclamation at the Company’s mine sites. The actual cost to conduct these activities may vary significantly from these estimates.

Risks and Uncertainties - Historically, the market for uranium has experienced significant price fluctuations. Prices are significantly impacted by global supply and demand, which is affected by the demand for nuclear power, political, and economic conditions, governmental legislation in uranium producing and consuming countries, and production levels and costs of production of other producing companies. Increases or decreases in prices received could have a significant impact on the Company’s future results of operations.

Income Taxes The Company follows the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax balances. Deferred tax assets and  liabilities are measured using enacted or substantially enacted tax rates expected to apply to the taxable income in the years in which those differences are expected to be recovered or settled. The effect on deferred tax assets and  liabilities of a change in tax rates is recognized in income in the  period  that includes the date of enactment or substantive enactment. As of December 31, 2007 and 2006, the Company had net operating loss carry forwards; however, due to the uncertainty of realization, the Company has provided a full valuation allowance for the  potential deferred  tax assets resulting from these losses carry forwards.

Impact of Recent Accounting Pronouncements - In March 2005, the FASB ratified Emerging Issues Task Force Issue No. 04-6, “Accounting for Stripping Costs Incurred during Production in the Mining Industry”, (EITF 04-6) which addresses the accounting for stripping costs incurred during the production phase of a mine and refers to these costs as variable production costs that should be included as a component of inventory to be recognized in operating costs in the same period as the revenue from the sale of inventory. The EITF 04-6 applies specifically to conventional mining operations (open pit mining).

BANCROFT URANIUM INC.
(AN EXPLORATION STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and requires additional disclosures about fair value measurements. SFAS 157 aims to improve the consistency and comparability of fair value measurements by creating a single definition of fair value. The Statement emphasizes that fair value is not entity-specific, but instead is a market-based measurement of an asset or liability. SFAS 157 upholds the requirements of previously issued pronouncements concerning fair value measurements and expands the required disclosures. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, however earlier application is permitted provided the reporting entity has not yet issued financial statements for that fiscal year.  In February 2008, the FASB issued FASB Staff Position No. 157-2 which extended the effective date for certain non-financial assets and non-financial liabilities to fiscal years beginning after November 15, 2008.  The Company does not believe that the adoption of SFAS 157 will have a material effect on its consolidated financial statements.

In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FSAB Statement No. 115”, (FAS 159). The standard, effective for the Company on October 1, 2008, permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The effect of this standard has not yet been determined.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations”, and SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements”. SFAS No. 141(R) requires an acquirer to measure the identifiable assets acquired, the liabilities assumed and any non-controlling interest in the acquiree at their fair values on the acquisition date, with goodwill being the excess value over the net identifiable assets acquired. SFAS No. 160 clarifies that a non-controlling interest in a subsidiary should be reported as equity in the consolidated financial statements, consolidated net income shall be adjusted to include the net income attributed to the non-controlling interest and consolidated comprehensive income shall be adjusted to include the comprehensive income attributed to the non-controlling interest. The calculation of earnings per share will continue to be based on income amounts attributable to the parent. SFAS No. 141(R) and SFAS No. 160 are effective for financial statements issued for fiscal years beginning after December 15, 2008. Early adoption is prohibited. The Company has not yet determined the effect on our consolidated financial statements, if any, upon adoption of SFAS No. 141(R) or SFAS No. 160.

NOTE 3.    UNPROVED MINERAL INTERESTS

Property, Plant and Equipment

Unproved mineral interests	$531,199

Uranium Properties
The Company reviews and evaluates its long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. An impairment is considered to exist if the total estimated future cash flows on an undiscounted basis are less than the carrying amount of the assets. An impairment loss is measured and recorded based on discounted estimated future cash flows. Future cash flows are estimated based on quantities of recoverable minerals, expected uranium prices, production levels and operating costs of production and capital, based upon the projected remaining future uranium production from each project. The Company’s estimates of future cash flows are based on numerous assumptions and it is possible that actual future cash flows will be significantly different than the estimates, as actual future quantities of recoverable minerals, uranium prices, production levels and operating costs of production and capital are each subject to significant risks and uncertainties.

The Company has acquired various claims to properties under the following Mineral Acquisition Agreements.

Monmouth Property
The Company owns Claims on 71 Units located in Monmouth Township in the Southern Ontario Mining Division. As payment for the mineral interests, the Company is required to make cash payments totaling $200,000, of which $20,000 was paid by an independent contractor on behalf of the Company and as of December 31, 2007, is included as accounts payable. The remaining $180,000 is payable in annual installments, as further described in Note 4. In addition, the Company granted a 3% Net Mineral Royalty and issued 500,000 shares of the Company’s common stock at a fair value of $0.25 per share. 50% of the Net Mineral Royalty can be acquired by the Company at any time for $1,500,000.

BANCROFT URANIUM INC.
(AN EXPLORATION STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

Elliot Lake Property
The Company owns Claims on 30 Units located in Long Township of the Sault St. Marie Mining Division. As payment for the mineral interests, the Company was required to make a cash payment of $3,550, which was paid by an independent contractor on behalf of the Company and as of December 31, 2007, is included in accounts payable. In addition, the Company granted a 3% Net Mineral Royalty and issued 375,000 shares of the Company’s common stock at a fair value of $0.25 per share. 50% of the Net Mineral Royalty can be acquired by the Company at any time for $1,000,000.

Longlac Property
The Company owns claims on 128 Units located in the District of Thunder Bay Mining Division. As payment for the mineral interests, the Company was required to make a cash payment of $15,149, which was paid by an independent contractor on behalf of the Company and as of December 31, 2007, is included in accounts payable. In addition, the Company granted a 3% Net Mineral Royalty and 375,000 shares of the Company’s common stock at a fair value of $0.25 per share. 50% of the Net Mineral Royalty can be acquired by the Company at any time for $1,000,000.

NOTE 4.   LONG-TERM DEBT

Obligation Pursuant To Mineral Acquisition Agreement
The obligation for $180,000 ($40,000 current portion and $140,000 long-term portion) relates to the acquisition of the Monmouth Mineral Claims and the repayment is payable in three annual installments through December 31, 2010. There is no interest payable on the outstanding balances. Management has determined that the imputed interest on the payable is immaterial.

Promissory Note
During the year, the Company entered into a $500,000 promissory note with a third party company. The note was due on October 30, 2008, with interest payable at 8%. During the year, the principal balance of the note was repaid in full. The unpaid interest still owing on the principal of $6,667 has been accrued and recorded as interest expense.

Convertible Debenture
On December 5, 2007, the Company issued $3,750,000 secured convertible debentures to three private financing companies.  The convertible debentures bear interest at a rate of 8% per annum payable monthly and the principal is due and payable in full on December 5, 2009. Under the terms of the agreement, $250,000 of the funding was held back by the financing company pending recording of security interests in the Company’s mining properties on behalf of the holders of the Company's debentures. Subsequent to year end, these interests were recorded and the cash was received by the Company. The costs associated with securing financing of $1,080,000 was recorded as debt issuance costs and are amortized to interest expense over the term of the debenture. The debentures are convertible at the holder’s option into the Company’s common shares at a rate of $0.25 per share.

There are certain penalty provisions contained in the Registration Rights Agreement ("RRA") dated December 5, 2007 between the Company and certain investors.  The RRA was negotiated before changes to Rule 144 were formally adopted .  The Company made provisions in the RRA for an August 1, 2008 effectiveness date for the initial registration statement that included penalties, but the language provided that if the registered shares could be sold under Rule 144 without restriction, the penalties would not apply.  Rule 144 did change in February and the Company will be able to issue the shares in the initial registration statement without restriction irrespective of effectiveness, under Rule 144 on June 6, 2008 or later.  Therefore, as long as the Company uses its best efforts to continue to prosecute the registration statement, the probability of incurring penalties under this provision is remote, irrespective of when the initial registration statement is declared effective.

In accordance with the terms of the financing agreement, the Company issued a total of 16,500,000 share purchase warrants. Each warrant entitles the holder to purchase one share of the Company’s common stock at a price of $0.30 per share and can be exercised over a period of 5 years. The fair value of the warrants was determined using the Black-Scholes option-pricing model. As the value attributed to the warrants cannot exceed the gross proceeds of the associated instrument, the value of the warrants was determined to be equal to the gross proceeds of the loan of $3,750,000. This amount was recorded as additional paid-in capital and reduced the carrying value of the debenture, to zero. The discount on the debenture is being amortized to interest expense over the term of the debenture. At December 31, 2007, the unamortized discount on the debenture is approximately $3,618,952.

BANCROFT URANIUM INC.
(AN EXPLORATION STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

As of December 31, 2007 and 2006, notes payable consisted of the following:

December 31,	2007	2006

Non-interest bearing note; due May 2008; secured by mineral properties	$180,000	$-

$3,750,000 secured convertible debentures with three financing companies;8% interest, payable monthly; principal due December 2009 (net of unamortized discount of $3,618,952 and $0, respectively)	131,048	-
Total	311,048	-
Less: current portion	(40,000)	-
Total – long -term	$271,048	$-

NOTE 5.   RELATED-PARTY TRANSACTIONS

During the year the Company incurred $180,000 in consulting, management and director fees. These fees were paid as follows:

(a)	$60,000 in management and director fees paid to a company controlled by the Company’s President and Chief Executive Officer;
(b)	$60,000 in management and director fees paid to a company controlled by the Company’s Vice President and Chief Financial Officer, and
(c)	$60,000 in consulting fees paid to a company controlled by the Company’s Vice President of Exploration.

The Company also advanced a total of $27,020 to the President and Vice President during the year. This balance is recorded as a related party receivable.

NOTE 6.   STOCKHOLDERS’ EQUITY (DEFICIT)

Share Capital
The Company is authorized to issue 500,000,000 shares of common stock at par value of $0.001. On September 14, 2007 the Company voted to complete a 52-to-1 forward stock split, increasing its authorized shares to 518,440,000 which is reflected retroactively in the financial statements. As a result of the outstanding shares exceeding the authorized amount, the Company recorded a derivative liability for the fair market value of the 18,440,000 shares. The value of the underlying shares was determined based on comparable share purchases on or around the date of the 52 for 1 forward share split. As a result, a derivative liability of $23,050 was recorded and then reversed on October 1, 2007, when the Company's President and Chief Executive Officer submitted 57,200,000 common shares for voluntary rescission and cancellation.  On November 12, 2007, the Company’s former President and Chief Executive Officer submitted an additional 416,312,000 shares for voluntary rescission and cancellation.

Warrants
On December 5, 2007, and pursuant to the terms of the convertible debt financing arrangement (Note 4), the Company issued 16,500,000 share purchase warrants to purchase an equivalent number of common shares of the Company at an exercise price of $0.30 per share, exercisable for five years. The fair value of these warrants was estimated using the Black-Scholes option pricing model with an expected life of 5 years, a risk free interest rate of 3.94%, a dividend yield of 0%, and an expected volatility of 196%. The $3,750,000 fair value of the common share purchase warrants was recorded as additional paid-in capital and a reduction to the carrying cost of the convertible debenture.

BANCROFT URANIUM INC.
(AN EXPLORATION STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

During the year there were no common share purchase warrants exercised. A summary of the Company’s common share purchase warrants as of December 31, 2007 is presented below:

	Number of warrants	Weighted average exercise price	Weighted average Remaining life (years)

Balance - December 31, 2006	-	$-	-
Issued	16,500,000	0.30	4.93
Exercised	-	-	-

Balance - December 31, 2007	16,500,000	$0.30	4.93

NOTE 7.  BUSINESS COMBINATION

On October 5, 2007, the Company completed the acquisition of 100% of the issued and outstanding common shares of a Canadian mining company, 2146281 Ontario, Ltd. Pursuant to the acquisition, the Company assumed the liabilities of 2146281 Ontario of $536,157 and granted the sellers a net mineral royalty of 7% on the mineral rights acquired. The net mineral royalties are calculated based on gross revenue, payable quarterly.

On October 2, 2007, the Company issued 1,250,000 common shares in satisfaction of the liability to the sellers of 2146281 Ontario. The fair value of these shares was $312,500.

This transaction has been accounted for in accordance with SFAS No. 141, “Business Combinations,” using the purchase method of accounting.  The Company has evaluated the preliminary fair values of the assets acquired and liabilities assumed as of the date of acquisition.  The purchase of 2146281 Ontario resulted in the recording of the excess of cost over the fair value of acquired net assets (goodwill) of $4,948 (see detail below).

Fair value of assets acquired:
Cash	$10
Unproved mineral interests	531,199
Total fair value of assets acquired	531,209

Fair value of liabilities assumed:
Accounts payable	4,958
Payable for mineral properties - cash	218,699
Payable for mineral properties - common stock	312,500
Total fair value of liabilities assumed	536,157

Excess fair value of net assets acquired (goodwill)	$4,948

The Company evaluated the carrying value of the mineral properties and goodwill at year end to determine if events have occurred or circumstances have changed that would more likely than not reduce the fair value of the property below its carrying amount. Such circumstances could include, but are not limited to: (1) a significant adverse change in legal factors or in business climate, (2) unanticipated competition, or (3) an adverse action or assessment by a regulator. The Company’s evaluation of the mineral properties and goodwill completed during the year ended December 31, 2007 resulted in no impairment losses.

BANCROFT URANIUM INC.
(AN EXPLORATION STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

NOTE 8.   INCOME TAXES

The Company accounts for income taxes under the provisions of SFAS No.109.  The Company has paid no federal income taxes since its incorporation. As of December 31, 2007, the Company had net operating loss carryforwards for federal income tax reporting purposes of $880,577, which, if unused, will expire beginning in 2022. Due to the change of control with the acquisition by the Company of 214 Ontario, the accumulated losses of the Company incurred prior to the acquisition of approximately $71,526, is limited to an annual amount of approximately $25,923 in accordance with the internal revenue code.  Future tax benefits which may arise as a result of these losses have not been recognized in these financial statements, as their realization is determined not likely to occur and accordingly, the Company has recorded a valuation allowance for the deferred tax asset relating to these tax loss carry forwards.

The Company reviews its valuation allowance requirements on an annual basis based on projected future operations. When circumstances change and this causes a change in management's judgment about the recoverability of future tax assets, the impact of the change on the valuation allowance is generally  reflected in current income.

The tax effect of the operating loss carry forwards are as follows at December 31, 2007 and 2006:

For the years ended December 31,	2007	2006
Operating loss carry forward	$299,327	$24,249
Deferred tax liability	(28)	-
Valuation allowance	(299,299)	(24,249)

Total Deferred Tax Asset	$-	$-

The following is a reconciliation of the income tax computed using the federal statutory rate to the provision for income taxes for the years ended December 31, 2007 and 2006:

For the years ended December 31,	2007	2006
Tax at federal statutory rate (34%)	$(290,200)	$(4,669)
Non-deductible expenses	15,150	-
Change in valuation allowance	275,050	4,669

Provision for Income Taxes	$-	$-

NOTE 9.   COMMITMENTS AND CONTINGENCIES

The Company’s mining operations are subject to federal and provincial regulations for the protection of the environment, including water quality. These laws are constantly changing and generally becoming more restrictive. The ongoing costs of complying with such regulations are not expected to be significant to the Company’s annual operating costs. Future mine closures and reclamation costs will be provided for as each pound of uranium is produced on a unit-of-production basis. The Company will review its reclamation obligations each year and determine the appropriate unit charge. The Company will also evaluate the status of current environmental laws and their potential impact on their accrual for costs. The Company believes its operations are in compliance with current environmental regulations.

BANCROFT URANIUM, INC.
(AN EXPLORATION STAGE COMPANY)
CONDENSED CONSOLIDATED BALANCE SHEETS
 (Unaudited)

	March 31,	December 31,
	2008	2007
ASSETS
Current Assets
Cash	$502,433	$1,741,352
Related party receivables	14,299	27,020
Prepaid expenses	45,000	15,000
Receivable on convertible debenture	250,000	250,000

Total Current Assets	811,732	2,033,372

Property - unproved mineral interests	531,199	531,199
Goodwill	4,948	4,948
Debt issuance costs, net of accumulated amortization of $172,742 and $37,742	907,258	1,042,258

Total Assets	$2,255,137	$3,611,776

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$110,932	$66,649
Accrued liabilities	55,634	27,634
Obligation pursuant to mineral acquisition agreement	40,000	40,000

Total Current Liabilities	206,566	134,283

Obligation pursuant to mineral acquisition agreement	140,000	140,000
Secured convertible debentures, net of unamortized discount of $3,150,202 and $3,618,952	599,798	131,048

Total Liabilities	946,364	405,331

Stockholders' Equity
Common stock, par value $.001; 500,000,000 shares authorized;
46,178,000 and 46,178,000 issued and outstanding, respectively	46,178	46,178
Additional paid-in capital	4,085,322	4,085,322
Deficit accumulated during the exploration stage	(2,822,728)	(925,055)

Total Stockholders' Equity	1,308,772	3,206,445

Total Liabilities and Stockholders' Equity	$2,255,137	$3,611,776

The accompanying notes are an integral part of these condensed consolidated financial statements

BANCROFT URANIUM, INC.
(AN EXPLORATION STAGE COMPANY)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (Unaudited)

	For the three months ended		From October 12, 2001 (date of inception) to
	March 31,		March 31,
	2008	2007	2008
Revenues	$-	$-	$-

Expenses
Selling, general and administrative	731,563	2,027	1,419,421
Mineral property expenditures	622,360	-	718,442

Total expenses	1,353,923	2,027	2,137,863

Loss from operations	(1,353,923)	(2,027)	(2,137,863)

Gain on forgiveness of loan	-	-	17,810
Interest expense	(543,750)	-	(702,704)
Interest income	-	-	30
Net loss	$(1,897,673)	$(2,027)	$(2,822,727)

Net loss per share	$(0.04)	$-

Basic and Diluted Weighted Average Number of
Common Shares Outstanding	46,178,000	500,000,000

The accompanying notes are an integral part of these condensed consolidated financial statements

BANCROFT URANIUM, INC.
(AN EXPLORATION STAGE COMPANY)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
 (Unaudited)

	For the three months ended		From October 12, 2001 (date of inception) to
	March 31,		March 31,
	2008	2007	2008

OPERATING ACTIVITIES
Net Loss	$(1,897,673)	$(2,027)	$(2,822,726)

Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of debt issuance costs	135,000	-	172,742
Non cash interest expense on accretion of debt discount	468,750	-	599,798
Loss on exchange	-	-	1,266
Expenses paid by debt holder from proceeds	-	-	15,000
Gain on forgiveness of debt	-	-	(17,810)
Deferred offering costs	-	-	23,844
Changes in operating assets and liabilities:
Related party receivables	12,721	-	(14,299)
Prepaid expenses	(30,000)	-	(45,000)
Accounts payable	44,283	2,027	53,430
Accrued liabilities	28,000	-	55,634

Net cash used in operating activities	(1,238,919)	-	(1,978,121)

INVESTING ACTIVITIES
Cash received in acquisition of 2146281 Ontario	-	-	10

Net cash provided by investing activities	-	-	10

FINANCING ACTIVITIES
Increase in receivable from convertible debenture	-	-	(1,690)
Proceeds from receivable from related party	-	-	1,690
Payments on payable to related party	-	-	(4,700)
Proceeds from issuance of common stock	-	-	14,000
Proceeds from shareholder advance converted to equity	-	-	55,000
Proceeds from convertible debt, net of financing costs	-	-	3,203,734
Payment of debt issuance costs	-	-	(300,000)
Payment of long term debt	-	-	(500,000)
Related party payable	-	-	12,510

Net cash provided by financing activities	-	-	2,480,544

Net increase (decrease) in cash	(1,238,919)	-	502,433

Cash, Beginning of period	1,741,352	2,143	-

Cash, End of period	$502,433	$2,143	$502,433

Non-cash investing and financing activities:
Cancellation of 473,512,000 common shares at no cost to the Company	$-	$-	$473,512
Assumption of payables for acquisition of 2146281 Ontario	-	-	223,657
Issuance of common shares for acquisition of 2146281 Ontario	-	-	312,500
Debt issuance costs connected with issuance of note payable	-	-	780,000
Warrants issued in conjunction with debt financing	-	-	3,750,000
Receivable from debt-holder	-	-	250,000

The accompanying notes are an integral part of these condensed consolidated financial statements

BANCROFT URANIUM, INC.
(AN EXPLORATION STAGE COMPANY)
NOTES TO CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Unaudited)
MARCH 31, 2008

NOTE 1.  FORMATION AND BUSINESS OF THE COMPANY

Nature of Operations - On October 12, 2001, Conscious Intention, Inc. (CI, or the Company) was organized under the laws of the State of Nevada. Until October 2007, the planned operations of CI consisted of providing management consulting services. CI did not earn revenues from any source of its planned operations and relied upon cash flows from equity issuances and an increase in accounts payable to sustain operations. On September 14th, 2007, CI voted to complete a 52-to-1 forward stock split, increase its authorized shares to 500,000,000, and changed its name to Bancroft Uranium Inc. (“the Company”). On October 1, 2007, the Company's President and Chief Executive Officer submitted 57,200,000 common shares for voluntary rescission and cancellation. On October 5, 2007, the Company completed the acquisition of 100% of the issued and outstanding common shares of 2146281 Ontario, Ltd., a Canadian mining company (see further described in Note 7).  As a result of this acquisition, the Company’s President and Chief Executive Office resigned and the Board of Directors appointed a new President and Chief Executive Officer.  On November 12, 2007, the Company’s former President and Chief Executive Officer submitted an additional 416,312,000 shares for voluntary rescission and cancellation.

The Company is now primarily engaged in the business of acquiring, exploring, developing and mining uranium properties. At present the Company owns undeveloped uranium properties in the Province of Ontario, Canada. The Company is an exploration stage company and has not yet established any proven mineral reserves on its existing properties. The Company has not begun principal operations and as is common with a company in the exploration stage, the Company has no source of revenues.

Interim Financial Statements — In the opinion of management, the accompanying unaudited condensed  consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q.  Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the Company’s financial position, results of operations and cash flows for the periods presented have been included in the accompanying condensed consolidated financial statements.  Operating results for the three months ended March 31, 2008 are not necessarily indicative of the results that may be expected for the year ended December 31, 2008. These condensed financial statements should be read in conjunction with the Company’s annual financial statements and notes thereto contained in the Company’s December 31, 2007 Annual Report on Form 10-KSB.

Business Condition - The continued operations of the Company and the recoverability of the carrying value of its assets is ultimately dependent upon the ability of the Company to achieve profitable operations and obtaining the additional working capital necessary to be successful in its planned activity. To date, the Company has received funding through the issuance of notes and convertible debentures for net proceeds of $3,203,734. Management continues to actively seek additional sources of capital to fund current and future operations. Management has developed a strategy, which it believes will accomplish this objective through additional equity funding and long term financing, which will enable the Company to operate for the coming year. There is no assurance that the Company will be successful in continuing to raise additional capital, establishing probable or proven reserves, or determining if the mineral properties can be mined economically. The Company has also recognized significant losses since inception and negative cash flows. As a result, the above raises substantial doubt about the Company’s ability to continue as a going concern. These consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Basis of Presentation - These condensed consolidated financial statements are presented in United States dollars and have been prepared by the Company in accordance  with  accounting  principles  generally  accepted in the United States of America. The consolidated financial statements include the results of the Company and its wholly owned subsidiary, 2146281 Ontario Ltd.  All intercompany balances have been eliminated in consolidation.

BANCROFT URANIUM, INC.
(AN EXPLORATION STAGE COMPANY)
NOTES TO CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Unaudited)
MARCH 31, 2008

NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Capitalization of Development Costs - All acquisition and development costs (including financing, salary and related overhead costs) incurred in connection with the acquisition of the various uranium properties are capitalized. Exploration and evaluation costs associated with uranium properties are expensed as incurred until such time that the existence of a commercially mineable uranium deposit is confirmed. All properties with significant acquisition or incurred costs are evaluated for their realizability on a property-by-property basis. Any impairment of such costs is recognized through a reduction in the net carrying value of the asset.

Depreciation and Depletion - Depletion of uranium mineral interests, permits, licenses and related development costs will be computed on a property-by-property basis using the units-of-production method based on each projects pounds of recoverable uranium. Depreciation and depletion will be provided on the investment costs, net of salvage value, of the various uranium properties’ production plants and related equipment using the estimated production life of the uranium reserves. During the periods that our facilities are not in production, depletion on our mineral interests, permits, licenses and development properties will be ceased. Depreciation and depletion of our plant facilities, machinery and equipment would continue, at significantly reduced amounts, in accordance with the level of stand-by activity being conducted at each site. Other ancillary plant equipment and vehicles will be depreciated using a straight line method based upon the estimated useful lives of the assets.

Capitalization of Interest - The Company will capitalize interest cost with respect to and directly related to properties undergoing development activities that are not subject to depreciation or depletion. The average interest rate on outstanding borrowings during the period is used in calculating the amount of interest to be capitalized. No interest was capitalized in the three months ended March 31, 2008 and 2007.

Restoration and Remediation Costs (Asset Retirement Obligations) - Various federal and provincial mining laws and regulations require the Company to reclaim the surface areas and restore underground water quality for its mine projects to the pre-existing mine area average quality after the completion of mining. In August 2001, the Financial Accounting Standards Board (the FASB) issued Statement of Financial Accounting Standards (“SFAS”) No. 143, “Accounting for Asset Retirement Obligations”, which established a uniform methodology for accounting for estimated reclamation and abandonment costs. The standard will be adopted by the Company. Reclamation costs will be allocated to expense over the life of the related assets and will be periodically adjusted to reflect changes in the estimated present value resulting from the passage of time and revisions to the estimates of either the timing or amount of the reclamation and remediation costs. Because the Company has not begun its mining activity as of March 31, 2008, Management has determined that there is no reclamation obligation as of March 31, 2008.

In March 2005, the FASB issued Interpretation 47 (“FIN 47”), “Accounting for Conditional Asset Retirement Obligations—an interpretation of FASB No. 143”. FIN 47 clarifies that the term “conditional asset retirement obligation” as used in SFAS No. 143 refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and/or method of settlement. FIN 47 requires a liability to be recognized for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. FIN 47 was effective for fiscal years ending after December 15, 2005.

Future reclamation and remediation costs will be accrued based on management’s best estimate at the end of each period of the costs expected to be incurred at each project. Such estimates are determined by the Company’s engineering studies calculating the cost of remediation of future surface and groundwater activities.

Concentration of Credit Risk - The Company has no significant off-balance-sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements.

BANCROFT URANIUM, INC.
(AN EXPLORATION STAGE COMPANY)
NOTES TO CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Unaudited)
MARCH 31, 2008

Fair Value of Financial Instruments - The carrying value of the Company's financial instruments, including prepaid expenses, related party receivables, accounts payable and accrued liabilities at March 31, 2008 and 2007 approximates their fair values due to the short-term nature of these financial instruments.

Revenue Recognition for Uranium Sales - The Company will deliver uranium to its customers at third-party conversion facilities. The third-party converters will warehouse the Company’s uranium and will transfer title to the Company’s customers via book transfer upon instructions supplied by the Company. The Company will recognize revenue from the sale of uranium when title to the uranium transfers and delivery is completed through such book transfer, and payment is reasonable expected.

Basic and Diluted Loss Per Common Share - Basic loss per common share is calculated based on the weighted average shares outstanding during the period.  Diluted net loss per common share has been calculated assuming the exercise or conversion of all dilutive securities except in loss periods when those potentially issuable shares are anti-dilutive.  Basic earnings per share includes the effect of the 52-to-1 forward stock-split as further discussed in Note 6.

The weighted average number of common shares used to calculate basic and diluted earnings (loss) per share during the period was 434,756,307 and 434,756,307, respectively. At March 31, 2008 and 2007, the Company had 31,500,000 potentially issuable common shares that were excluded from the calculation of diluted loss per share, which are anti-dilutive. These potential common stock issuances of shares relate to conversion features in the Company’s convertible debts payable and to warrants outstanding related to the issuance of convertible debt.

Cash and Cash Equivalents - The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.  As of March 31, 2008 and 2007, the Company had cash in excess of FDIC insurance of $402,433 and $0, respectively.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions. Such estimates and assumptions may affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Specifically regarding the Company’s uranium properties, significant estimates will be utilized in determining the carrying value of these assets and in the case of producing and development properties the pounds of uranium to be recovered. The actual values received from the disposition of these assets and the amount of uranium recovered from these projects may vary significantly from these estimates based upon market conditions, financing availability and other factors.

Regarding the Company’s reserve for future restoration and reclamation costs, significant estimates will be utilized in determining the future costs and timing to complete the groundwater restoration and surface reclamation at the Company’s mine sites. The actual cost to conduct these activities may vary significantly from these estimates.

Risks and Uncertainties - Historically, the market for uranium has experienced significant price fluctuations. Prices are significantly impacted by global supply and demand, which is affected by the demand for nuclear power, political, and economic conditions, governmental legislation in uranium producing and consuming countries, and production levels and costs of production of other producing companies. Increases or decreases in prices received could have a significant impact on the Company’s future results of operations.

BANCROFT URANIUM, INC.
(AN EXPLORATION STAGE COMPANY)
NOTES TO CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Unaudited)
MARCH 31, 2008

Income Taxes The Company follows the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax balances. Deferred tax assets and  liabilities are measured using enacted or substantially enacted tax rates expected to apply to the taxable income in the years in which those differences are expected to be recovered or settled. The effect on deferred tax assets and  liabilities of a change in tax rates is recognized in income in the  period  that includes the date of enactment or substantive enactment. As of March 31, 2008 and 2007, the Company had net operating loss carry forwards; however, due to the uncertainty of realization, the Company has provided a full valuation allowance for the  potential deferred  tax assets resulting from these loss carry forwards.

Impact of Recent Accounting Pronouncements – In March 2005, the FASB ratified Emerging Issues Task Force Issue No. 04-6, “Accounting for Stripping Costs Incurred during Production in the Mining Industry”, (EITF 04-6) which addresses the accounting for stripping costs incurred during the production phase of a mine and refers to these costs as variable production costs that should be included as a component of inventory to be recognized in operating costs in the same period as the revenue from the sale of inventory. The EITF 04-6 applies specifically to conventional mining operations (open pit mining). Once the Company is in the production phase, EITF 04-6 will apply.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and requires additional disclosures about fair value measurements. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. In February 2008, the FASB issued FASB Staff Position No. 157-2 which extended the effective date for certain non-financial assets and non-financial liabilities to fiscal years beginning after November 15, 2008.  The adoption of the portions of FAS 157 that were not postponed by (FSP FIN) No. 157-2 did not have a material impact on our consolidated financial statements. The Company does not expect the adoption of the postponed portions of SFAS No. 157 to have a material impact on our consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations”, and SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements”. SFAS No. 141(R) requires an acquirer to measure the identifiable assets acquired, the liabilities assumed and any non-controlling interest in the acquiree at their fair values on the acquisition date, with goodwill being the excess value over the net identifiable assets acquired. SFAS No. 160 clarifies that a non-controlling interest in a subsidiary should be reported as equity in the consolidated financial statements, consolidated net income shall be adjusted to include the net income attributed to the non-controlling interest and consolidated comprehensive income shall be adjusted to include the comprehensive income attributed to the non-controlling interest. The calculation of earnings per share will continue to be based on income amounts attributable to the parent. SFAS No. 141(R) and SFAS No. 160 are effective for financial statements issued for fiscal years beginning after December 15, 2008. Early adoption is prohibited. The Company has not yet determined the effect on our consolidated financial statements, if any, upon adoption of SFAS No. 141(R) or SFAS No. 160.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities.  SFAS No. 161 amends SFAS No. 133 , Accounting for Derivative Instruments and Hedging Activities to require enhanced disclosures concerning the manner in which an entity uses derivatives (and the reasons it uses them),  the manner in which derivatives and related hedged items are accounted for under SFAS No. 133 and interpretations thereof, and the effects that derivatives and related hedged items have on an entity's financial position, financial performance, and cash flows.  SFAS No. 161 is effective for financial statements of fiscal years and interim periods beginning after November 15, 2008.  The Company has not yet determined the effects on its consolidated financial statements, if any, that may result upon the adoption of SFAS 161.

BANCROFT URANIUM, INC.
(AN EXPLORATION STAGE COMPANY)
NOTES TO CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Unaudited)
MARCH 31, 2008

NOTE 3.    UNPROVED MINERAL INTERESTS

Property, Plant and Equipment

Unproved mineral interests	$531,199

Uranium Properties
The Company reviews and evaluates its long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. An impairment is considered to exist if the total estimated future cash flows on an undiscounted basis are less than the carrying amount of the assets. An impairment loss is measured and recorded based on discounted estimated future cash flows. Future cash flows are estimated based on quantities of recoverable minerals, expected uranium prices, production levels and operating costs of production and capital, based upon the projected remaining future uranium production from each project. The Company’s estimates of future cash flows are based on numerous assumptions and it is possible that actual future cash flows will be significantly different than the estimates, as actual future quantities of recoverable minerals, uranium prices, production levels and operating costs of production and capital are each subject to significant risks and uncertainties.

The Company has acquired various claims to properties under the following Mineral Acquisition Agreements.

Monmouth Property
The Company owns Claims on 71 Units located in Monmouth Township in the Southern Ontario Mining Division. As payment for the mineral interests, the Company is required to make cash payments totaling $200,000. The remaining $180,000 is payable in annual installments, as further described in Note 4. In addition, the Company granted a 3% Net Mineral Royalty and issued 500,000 shares of the Company’s common stock at a fair value of $0.25 per share. 50% of the Net Mineral Royalty can be acquired by the Company at any time for $1,500,000.

Elliot Lake Property
The Company owns Claims on 30 Units located in Long Township of the Sault St. Marie Mining Division. As payment for the mineral interests, the Company made a cash payment of $3,550 and granted a 3% Net Mineral Royalty and issued 375,000 shares of the Company’s common stock at a fair value of $0.25 per share. 50% of the Net Mineral Royalty can be acquired by the Company at any time for $1,000,000.

Longlac Property
The Company owns claims on 128 Units located in the District of Thunder Bay Mining Division. As payment for the mineral interests, the Company made e a cash payment of $15,149 and granted a 3% Net Mineral Royalty and 375,000 shares of the Company’s common stock at a fair value of $0.25 per share. 50% of the Net Mineral Royalty can be acquired by the Company at any time for $1,000,000.

NOTE 4.   LONG-TERM DEBT

Obligation Pursuant To Mineral Acquisition Agreement
The obligation for $180,000 ($40,000 current portion and $140,000 long-term portion) relates to the acquisition of the Monmouth Mineral Claims and the repayment is payable in three annual installments through December 31, 2010. There is no interest payable on the outstanding balances. Management has determined that the imputed interest on the payable is immaterial.

BANCROFT URANIUM, INC.
(AN EXPLORATION STAGE COMPANY)
NOTES TO CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Unaudited)
MARCH 31, 2008

Promissory Note
In 2007, the Company entered into a $500,000 promissory note with a third party company. The note was due on October 30, 2008, with interest payable at 8%. However, during 2007, the principal balance of the note was repaid in full. The unpaid interest still owing on the principal of $6,667 has been accrued and recorded as interest expense.

Convertible Debenture
On December 5, 2007, the Company issued $3,750,000 secured convertible debentures to three private financing companies.  The convertible debentures bear interest at a rate of 8% per annum payable monthly and the principal is due and payable in full on December 5, 2009. Under the terms of the agreement, $250,000 of the funding was held back by the financing company pending recording of security interests in the Company’s mining properties on behalf of the holders of our debentures. Subsequent to year end, these interests were recorded and the cash was received by the holders. The costs associated with securing financing of $1,080,000 was recorded as debt issuance costs and are amortized to interest expense over the term of the debenture. The debentures are convertible at the holder’s option into the Company’s common shares at a rate of $0.25 per share.

There are certain penalty provisions contained in the Registration Rights Agreement ("RRA") dated December  5, 2007 between the Company and certain investors.  The RRA was negotiated before changes to Rule 144 were formally   adopted .   The Company made provisions in the RRA for an August 1, 2008 effectiveness date for the initial registration statement that included penalties, but the language provided that if the registered shares could be sold under Rule 144 without restriction, the penalties would not apply.  Rule 144 did change in February and  the Company will be able to issue the shares in the initial registration statement without restriction irrespective of effectiveness, under Rule 144 on June 6, 2008 or later.  Therefore, as long as the Company uses its best efforts to continue to prosecute the registration statement, the probability of incurring penalties under this provision is remote, irrespective of when the initial registration statement is declared effective.

In accordance with the terms of the financing agreement, the Company issued a total of 16,500,000 share purchase warrants. Each warrant entitles the holder to purchase one share of the Company’s common stock at a price of $0.30 per share and can be exercised over a period of 5 years. The fair value of the warrants was determined using the Black-Scholes option-pricing model. As the value attributed to the warrants cannot exceed the gross proceeds of the associated instrument, the value of the warrants was determined to be equal to the gross proceeds of the loan of $3,750,000. This amount was recorded as additional paid-in capital and reduced the carrying value of the debenture, to zero. The discount on the debenture is being amortized to interest expense over the term of the debenture. At March 31, 2008, the unamortized discount on the debenture is approximately $3,150,202.

NOTE 5.   RELATED-PARTY TRANSACTIONS

During the quarters ended March 31, 2008 and 2007, the Company incurred $110,000 and $0 in consulting, management and director fees, respectively. These fees were paid as follows:

(a)	$45,000 in management and director fees paid to a company controlled by the Company’s President and Chief Executive Officer;
(b)	$45,000 in management and director fees paid to a company controlled by the Company’s Vice President and Chief Financial Officer, and
(c)	$20,000 in consulting fees paid to a company controlled by the Company’s Vice President of Exploration.

The Company also advanced a total of $14,299 and $0 to the President and Vice President as of March 31, 2008 and 2007, respectively. This balance is recorded as a related party receivable.

NOTE 6.   STOCKHOLDERS’ EQUITY

Share Capital
The Company is authorized to issue 500,000,000 shares of common stock at par value of $0.001. During the three months ended March 31, 2008 and 2007, there was no share capital activity.

BANCROFT URANIUM, INC.
(AN EXPLORATION STAGE COMPANY)
NOTES TO CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Unaudited)
MARCH 31, 2008

Warrants
During the period there were no common share purchase warrants exercised. A summary of the Company’s common share purchase warrants as of March 31, 2008 is presented below:

	Number of Warrants	Weighted average exercise price	Weighted average Remaining life (years)

Balance - December 31, 2007	16,500,000	$0.30	4.93
Issued	-	-	-
Exercised	-	-	-

Balance - March 31, 2008	16,500,000	$0.30	4.68

NOTE 7.  BUSINESS COMBINATION

On October 5, 2007, the Company completed the acquisition of 100% of the issued and outstanding common shares of a Canadian mining company, 2146281 Ontario, Ltd. Pursuant to the acquisition, the Company assumed the liabilities of 2146281 Ontario of $536,157 and granted the sellers a net mineral royalty of 7% on the mineral rights acquired. The net mineral royalties are calculated based on gross revenue, payable quarterly.

On October 2, 2007, the Company issued 1,250,000 common shares in satisfaction of the liability to the sellers of 2146281 Ontario. The fair value of these shares was $312,500

This transaction has been accounted for in accordance with SFAS No. 141, “Business Combinations,” using the purchase method of accounting.  The Company has evaluated the preliminary fair values of the assets acquired and liabilities assumed as of the date of acquisition.  The purchase of 2146281 Ontario resulted in the recording of the excess of cost over the fair value of acquired net assets (goodwill) of $4,948 (see detail below).

Fair value of assets acquired:
Cash	$10
Unproved mineral interests	531,199
Total fair value of assets acquired	531,209

Fair value of liabilities assumed:
Accounts payable	4,958
Payable for mineral properties –cash	218,699
Payable for mineral properties – common stock	312,500
Total fair value of liabilities assumed	536,157

Excess fair value of net assets acquired (goodwill)	$4,948

The Company evaluated the carrying value of the mineral properties and goodwill at the end of the quarter  to determine if events have occurred or circumstances have changed that would more likely than not reduce the fair value of the property below its carrying amount. Such circumstances could include, but are not limited to: (1) a significant adverse change in legal factors or in business climate, (2) unanticipated competition, or (3) an adverse action or assessment by a regulator. The Company’s evaluation of the mineral properties and goodwill completed during the quarter ended March 31, 2008 resulted in no impairment losses.

BANCROFT URANIUM, INC.
(AN EXPLORATION STAGE COMPANY)
NOTES TO CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Unaudited)
MARCH 31, 2008

NOTE 8.   INCOME TAXES

The Company accounts for income taxes under the provisions of SFAS No.109.  The Company has paid no federal income taxes since its incorporation. As of December 31, 2007, the Company had estimated net operating loss carry forwards for federal income tax reporting purposes of $2,751,052, which, if unused, will expire beginning in 2022. Due to the change of control with the acquisition by the Company of 214 Ontario, the accumulated losses of the Company incurred prior to the acquisition of approximately $71,526, is limited to an annual amount of approximately $25,923 in accordance with the internal revenue code.  Future tax benefits which may arise as a result of these losses have not been recognized in these financial statements, as their realization is determined not likely to occur and accordingly, the Company has recorded a valuation allowance against the deferred tax asset relating to these tax loss carry forwards.

The Company reviews its valuation allowance requirements on an annual basis based on projected future operations. When circumstances change and this causes a change in management's judgment about the recoverability of future tax assets, the impact of the change on the valuation allowance is generally  reflected in current income.

NOTE 9.   COMMITMENTS AND CONTINGENCIES

The Company’s mining operations are subject to federal and provincial regulations for the protection of the environment, including water quality. These laws are constantly changing and generally becoming more restrictive. The ongoing costs of complying with such regulations are not expected to be significant to the Company’s annual operating costs. Future mine closures and reclamation costs will be provided for as each pound of uranium is produced on a unit-of-production basis. The Company will review its reclamation obligations each year and determine the appropriate unit charge. The Company will also evaluate the status of current environmental laws and their potential impact on their accrual for costs. The Company believes its operations are in compliance with current environmental regulations.

7,242,180 SHARES OF COMMON STOCK

Bancroft Uranium, Inc.

PROSPECTUS

___________, 2008

PART II - INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

 The following table sets forth the fees and expenses payable by us in connection with the registration of the common stock hereunder. All amounts shown are estimates except for the SEC registration fee.  The selling shareholders are not paying any of these fees, which will all be borne by us.

Item	Amount to be paid
SEC Registration Fee	$444.70
Legal Fees and Expenses	100,000
Accounting Fees and Expenses	30,000
Printing and Engraving Expenses	10,000
Blue Sky, Qualification Fees and Expenses	10,000
Transfer Agent and Registrar Fees	3,000
Total	$153,444.70

Item 14.  Indemnification of Directors and Officers

Under the provisions of the Articles of Incorporation and By-Laws of Registrant, each person who is or was a director or officer of Registrant shall be indemnified by Registrant as of right to the full extent permitted or authorized by the Nevada Revised Statutes. Under such law, to the extent that such person is successful on the merits in the defense of a suit or proceeding brought against him by reason of the fact that he is a director or officer of Registrant, he shall be indemnified against expenses (including attorneys' fees) reasonably incurred in connection with such action.

If unsuccessful in defense of a third-party civil suit or a criminal suit is settled, such a person shall be indemnified under such law against both (1) expenses (including attorneys' fees) and (2) judgments, fines and amounts paid in settlement if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Registrant, and with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

If unsuccessful in defense of a suit brought by or in the right of Registrant, or if such suit is settled, such a person shall be indemnified under such law only against expenses (including attorneys' fees) incurred in the defense or settlement of such suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Registrant, except that if such a person is adjudicated to be liable in such suit for negligence or misconduct in the performance of his duty to Registrant, he cannot be made whole even for expenses unless the court determines that he is fairly and reasonably entitled to be indemnified for such expenses.

Item 15. Recent Sales of Unregistered Securities

Pursuant to the agreement to acquire 2146281 Ontario Limited, the Registrant issued 1,250,000 shares of the common stock (the “Shares”) to holders of the mineral claims.

The issuance of the Shares to mineral claims holders pursuant to the acquisition of Ontario Limited was exempt from registration under the Securities Act pursuant to Section 4(2) and/or Regulation D thereof. We made this determination based on the representations of mineral claims holders which included, in pertinent part, that such shareholders were "accredited investors" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act and that such shareholders were acquiring our common stock, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that each member understood that the shares of our common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

On December 5, 2007, we sold 8% Original Issue Discount Secured Convertible Debentures (“Convertible Debt”) under the terms of Securities Purchase Agreements and related documents (the “Financing Agreements”) in the principal amount of $3,750,000 million to Pierce Diversified Strategy Master Fund LLC, ena, Enable Opportunity Partners, L.P. and Enable Growth Partners L.P (referred to herein as the “Investor” or “selling share holders”) in exchange for $3.0 million in cash. The proceeds from the Convertible Debt were used for working capital mandatory debt repayment, and general corporate purposes. Contemporaneously, we entered into a Registration Rights Agreement with the Investor. This Registration Statement is filed to satisfy certain of our obligations under the Registration Rights Agreement as to the registration of shares of common stock issuable upon conversion of the Convertible Debt.

The Convertible Debt accrues interest at an annual rate of 8%.  Interest payments are due monthly and can be made in cash or, under certain terms and conditions that we may or may not be able to meet, can be made in payment of our common stock.  The Convertible Debt may be converted into our common shares at any time at the option of the holders.  From December 1, 2008 onward we must begin to repay the full principal amount of the debt then outstanding in 12 equal monthly installments, in addition to the monthly payments of outstanding interest.  These principal payments may also be made in stock provided that we can meet the various terms and conditions necessary to exercise this right.  We do have the option to prepay the Convertible Debt prior to the Maturity Date with a penalty. Upon prepayment, we must redeem 100% of the Convertible Debt including interest, unless earlier converted, for an amount equal to 125% of the outstanding principal plus accrued interest and other charges or a greater amount determined by an adjustment to the conversion price as specified in the Financing Agreements.

The Convertible Debt is convertible into 15,000,000 shares of our common stock. The conversion price of the debt is subject to full anti-dilution protection on all subsequent financings by us. The Investor has the right at any time and from time to time prior to the Maturity Date, to convert, in whole or in part, outstanding Convertible Debt and any accrued interest into our common stock at the Investor’s discretion.

The Investor also received warrants aggregating 100% of the shares issuable on conversion to purchase 15,000,000 shares of common stock at an exercise price of $0.30 per share. The warrants have a five (5) year term expiring on December 5, 2012. The warrants are exercisable for our common stock at any time prior to expiration and permit cashless exercise.

We signed a Registration Rights Agreement with the Investor on November 29, 2007 whereby we are obligated to register the resale of its shares of common stock issuable upon conversion of the Convertible Debt and upon the exercise of the warrants and have the registration statement declared effective by the Securities and Exchange Commission. If the registration statement is not filed by January 7, 2008 or declared effective by August 1, 2008, or if the registration is suspended, we will be obligated to pay liquidated damages to the investor equal to 2% of the purchase price of any such shares per month or partial month of such non-registration.

On December 5, 2007, certain of our shareholders entered into Lock-Up agreements with the Company as a condition of the Financing Agreements.  These lock up agreements provide for a 12 month restriction on sales by the shareholders of our securities and apply to 38,316,220 of our common shares.

The original issuance of the shares of our common stock included in this registration statement that is the shares issuable upon conversion of the Convertible Debt were exempt from registration under the Securities Act pursuant to Section 4(2) and/or Regulation D thereof. We made this determination based on the representations of the holders which included, in pertinent part, that such holders were "accredited investors" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act and that such holders were acquiring our securities, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that each holder understood that the Convertible Debt and shares of our common stock underlying such debt may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

Item16.  Exhibits

Exhibit No.	Description

3.1	Articles of Incorporation, as amended. (5)
3.2	By-Laws. (1)
4.1	Form of Common Stock Certificate. (1)
4.2
Form of Registration Rights Agreement dated December 5, 2007 among the Company and Pierce Diversified Strategy Master Fund LLC, ena, Enable Opportunity Partners, L.P. and Enable Growth Partners L.P. (3)

4.3
Form of Securities Purchase Agreement dated December 5, 2007 between the Company and Pierce Diversified Strategy Master Fund LLC, ena, Enable Opportunity Partners, L.P. and Enable Growth Partners L.P (3)

4.4	Form of Security Agreement dated December 5, 2007 from the Company to Pierce Diversified Strategy Master Fund LLC, ena, Enable Opportunity Partners, L.P. and Enable Growth Partners L.P (3)
4.5	Form of Subsidiary Guaranty from 2146281 Ontario Limited to Pierce Diversified Strategy Master Fund LLC, ena, Enable Opportunity Partners, L.P. and Enable Growth Partners L.P (3)
4.6	Form of Lock Up Agreement between certain shareholders, the Company and Pierce Diversified Strategy Master Fund LLC, ena, Enable Opportunity Partners, L.P. and Enable Growth Partners L.P. (3)
4.7	Form of Warrant Agreement between the Company and Pierce Diversified Strategy Master Fund LLC, ena, Enable Opportunity Partners, L.P. and Enable Growth Partners L.P. (3)
4.8	Lock Up Agreement between P. Leslie Hammond, the Company and Pierce Diversified Strategy Master Fund LLC, ena, Enable Opportunity Partners, L.P. and Enable Growth Partners L.P. (3)
4.9	Lock Up Agreement between Andrew Hamilton, the Company and Pierce Diversified Strategy Master Fund LLC, ena, Enable Opportunity Partners, L.P. and Enable Growth Partners L.P. (3)
5	Opinion of Zoma Law Group, LLC *
10.1
Share Purchase Agreement, dated September 14, 2007, among the Registrant, 2146281 Ontario Limited, an Ontario, Canada corporation (“214”) and Gravhaven Limited, a Cayman Island corporation (“Gravhaven”). (2)

10.2	Closing Memorandum between the Registrant, 2146281 Ontario Limited, Andrew Hamilton and P. Leslie Hammond, dated October 3, 2007 (4)
10.3	Elliot Lake South Project Agreement dated August 27, 2007 between 2146281 Ontario Limited and 2060014 Ontario Limited (4)
10.4	LongLac Project Agreement dated August 27, 2007 between 2146281 Ontario Limited and 2060014 Ontario Limited. (4)
10.5	Monmouth Agreement dated August 31, 2007 between 2146281 Ontario Limited and Yvon Gagne. (4)
10.6	Exclusive Finder’s Agreement between the Company and Empire Financial Group, Inc., dated October 4, 2007. (9)
10.7	2008 Bancroft Uranium, Inc. Stock Option and Award Plan. (10)
23.1	Consent of Zoma Law Group, LLC (included in Exhibit 5 hereof). *
23.2	Consent of Hansen, Barnett and Maxwell, P.C., Independent Registered Public Accounting Firm. *

*	Filed herewith.

(1)	Incorporated by reference to the Company’s Registration Statement filed on April 12, 2002 as Exhibit 3.2.
(2)	Incorporated by reference to Exhibit 2.1 of the Company’s Form 8-K filed on Septebmer 14, 2007
(3)	Incorporated by reference to Exhibits 10.1 through 10.9 of Form 8-K of the Company filed on December 10, 2007.
(4)	Incorporated by reference to Exhibit 10.1 through 10.3 of Form 8-K of the Company filed on October 3, 2007.
(5)	Incorporated by reference to the Company’s Registration Statement filed on April 12, 2002 as Exhibit 3.2 and to the Company’s filing on Form DEF 14C on August 24, 2007.
(6)	Incorporated by reference to Exhibit 4.1 of Form 8-K of the Company filed on February 7, 2007
(7)	Incorporated by reference to Exhibit 10.1 of Form 8-K of the Company filed on February 22, 2007
(8)	Incorporated by reference to Exhibits 10.1 of Form 8-K of the Company filed on May 4, 2007
(9)	Filed Previously in the Company’s Registration Statement on SB-2 filed January 7, 2008
(10)	Incorporated by reference to Exhibit 10.1 of the Company’s Registration Statement on Form S-8, filed May 23, 2008.

Item 17.  Undertakings

A. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

B. We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

(ii) To specify in the prospectus any facts or events arising after the effective date of the Registration Statement or most recent post-effective amendment thereof which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered, and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b), Section 230.424(b) of Regulation S-B, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  That, for the purpose of determining any liability under the Securities Act of 1933, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1/A and authorized this registration statement to be signed on its behalf by the undersigned on the 28th day of May, 2008.

BANCROFT URANIUM INC.

By:	/s/ P. Leslie Hammond
P. Leslie Hammond, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on May 19, 2008 by the following persons in the capacities indicated.

/s/ P. Leslie Hammond
P. Leslie Hammond	Director

/s/ David Naylor
David Naylor	Principal Financial and Accounting Officer and Director